UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

BUSINESS FIRST BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

TO THE SHAREHOLDERS OF BUSINESS FIRST BANCSHARES, INC.:

The 2025 Annual Meeting of Business First Bancshares, Inc. (the “Company”) will be held:

Date: Thursday, May 22, 2025

Time: 8:00 A.M. Central Time

Place: 500 Laurel Street, Suite 101, Baton Rouge, Louisiana and Via Live Webcast

Record Date: March 28, 2025

The annual meeting is being held for the following purposes:

1.

Election to our board of directors of the 16 nominees named in our proxy statement to serve as Directors until the next annual meeting of shareholders or in each case until their successors are duly elected and qualified;

2.	Advisory vote on executive compensation; and
3.	Ratification of the appointment of Forvis Mazars, LLP the Company’s independent registered public accounting firm for the year 2025.

Shareholders will also transact any other business that properly comes before the meeting. The Board set March 28, 2025 as the Record Date for the annual meeting. Accordingly, only shareholders of record at such date are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting.

Attending the Meeting: The Company plans to hold this meeting in person with a virtual attendance option. We reserve the right to adjourn or postpone the meeting or change the means of convening the meeting; if we elect to do so, details on how to participate will be made available at www.b1bank.com under the “Shareholder Information” tab. If you owned shares of our common stock as of the Record Date you are entitled to attend, vote, and ask questions at this year’s annual meeting by attending in person or by logging in using the control number appearing on the Notice of Internet Availability of Proxy Materials, email notification, voting instruction form, or paper proxy card. Guests without a control number may also attend the meeting, but they will not be permitted to vote or submit questions. It is recommended that virtual attendees log into the meeting with sufficient time before the meeting begins to address any technical issues.

We have elected to take advantage of Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to certain shareholders over the internet. On or about the date of this Notice of Annual Meeting of Shareholders, we began mailing a notice of internet availability of proxy materials (the “notice of internet availability”) to shareholders of record at the record date. The notice of internet availability contains an internet address and a control number unique to each shareholder. Please use that internet address and control number to access the proxy statement (which describes in detail each of the matters to be considered at the annual meeting), our 2024 Annual Report on Form 10-K and the form of proxy over the internet, as well as instructions on how to request a paper copy of the proxy materials.

Your vote is important! Whether or not you plan to attend the annual meeting, we urge you to access the website and vote electronically, either online or by telephone. This will ensure the presence of a quorum at the meeting and that your shares are voted in accordance with your wishes. Voting electronically will not prevent you from voting your stock at the meeting if you desire to do so, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted at the meeting in the manner described in the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Saundra Strong

Corporate Secretary

April 9, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2025.

This proxy statement, along with our 2024 Annual Report, including our Annual Report on Form 10-K for the year ended December 31, 2024, and any amendments thereto, are available free of charge on our website, www.b1bank.com, under “Shareholder Info.”

BUSINESS FIRST BANCSHARES, INC.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

to be held Thursday, May 22, 2025

The date of this proxy statement is April 9, 2025

In this proxy statement, when we refer to “Business First,” “the Company,” “our Company,” “we,” “our” and “us,” we are referring to Business First Bancshares, Inc. When we refer to “the Bank,” we are referring to b1BANK, formerly known as Business First Bank.

This proxy statement contains information about the 2025 annual meeting of the shareholders of Business First Bancshares, Inc. The meeting is scheduled to be held on Thursday, May 22, 2025, beginning at 8:00 a.m. local time. We are holding an in-person meeting with a virtual option. In-person or virtually, we hope that you will attend the meeting.

If you choose to attend virtually, you will be able to vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.meetnow.global/MXQFT6Q, at 8:00 a.m. Central Time. To participate in the annual meeting at www.meetnow.global/MXQFT6Q, you must enter the control number found on the notice of internet availability you previously received. Questions or statements that we receive from shareholders which are relevant to the business to be conducted at our annual meeting will be read aloud on the webcast and, if appropriate, answered during the meeting. You also will be able to vote your shares electronically and telephonically during the live webcast of the meeting. We are providing these proxy materials to you in connection with the solicitation of proxies by our board of directors for use at the 2025 annual meeting of shareholders and for any adjournment or postponement of the meeting.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, MAY 22, 2025.

PURSUANT TO RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”), THE COMPANY IS PROVIDING ACCESS TO ITS PROXY MATERIALS BY SENDING YOU A NOTICE OF INTERNET AVAILABILITY, WHICH CONTAINS INSTRUCTIONS ON HOW TO ACCESS THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, THIS PROXY STATEMENT, THE FORM OF PROXY AND 2024 ANNUAL REPORT, OVER THE INTERNET.

THIS PROXY STATEMENT, THE FORM OF PROXY AND 2024 ANNUAL REPORT ARE FIRST BEING MADE AVAILABLE TO SHAREHOLDERS ON OR ABOUT APRIL 9, 2025.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Q:	When and where will the meeting be held?

A:

The meeting is scheduled to take place at 8:00 a.m., Central Time, on Thursday, May 22, 2025. The Company plans to hold this meeting in person at 500 Laurel Street, Suite 101, Baton Rouge, Louisiana, as well as with a virtual attendance option. We reserve the right to adjourn or postpone the meeting or change the means of convening the meeting; if we elect to do so, details on how to participate will be made available at www.b1bank.com under the “Shareholder Information” tab. If you choose to attend virtually, you will be able to submit your questions and comments during the meeting and vote your shares at the meeting by visiting www.meetnow.global/MXQFT6Q.

Q:	What is the purpose of the meeting?

A:	This is the 2025 annual meeting of shareholders of the Company. At the meeting, shareholders will act upon the matters outlined in the notice attached to this proxy statement, including the following:

1.	To elect 16 directors to serve on the board of directors of the Company until the Company’s 2026 annual meeting of shareholders or until their successors are duly elected and qualified;

2.	To approve, on a non-binding, advisory basis, the compensation of the Company’s NEOs (the “Say-on-Pay Proposal”); and

3.	To ratify the appointment of Forvis Mazars, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2025.

Q:	Who are the nominees for director?

A:	The following individuals, who all currently serve as directors of the Company, have been nominated for reelection:

Carol M. Calkins	William G. Hall	Patrick E. Mockler	Alejandro Sanchez

Ricky D. Day	J. Vernon Johnson	David A. Montgomery, Jr.	Zeenat Sidi

John P. Ducrest	Rolfe H. McCollister, Jr.	Arthur J. Price	Keith A. Tillage

Mark P. Folse	David R. Melville, III	Aimee Quirk	Steven G. White

The board of directors recommends that you vote FOR the election of each of the director nominees listed above to the board of directors.

Q:	Who is soliciting my vote?

A:	Our board of directors is soliciting your vote for the 2025 annual meeting.

Q:	What is a proxy?

A:

A proxy is a legal designation of another person, the proxy, to vote on your behalf. By completing the form proxy on the internet using the instructions in the notice of internet availability, or registering your proxy vote by telephone, you are giving the named proxies, who were appointed by our board, the authority to vote your shares in the manner that you indicate on your proxy or by phone.

Q:	What is a proxy statement?

A:

A proxy statement is a document that describes the matters to be voted upon at the meeting and provides additional information about the Company. Pursuant to regulations of the SEC, we are required to provide you with a proxy statement containing certain information when we ask you to complete a proxy to vote your stock at a meeting of the Company’s shareholders.

Q:	Who is entitled to vote at the annual meeting?

A:

You are entitled to receive notice of and to vote at the 2025 annual meeting if you own shares of our common stock at the close of business on March 28, 2025, which is the date that our board of directors has fixed as the record date for the meeting. The record date is established by our board as required by Louisiana law. On the record date, 29,572,297 shares of our common stock were outstanding.

Q:	What is a Notice of Internet Availability?

In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we are permitted to furnish our proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement and our 2024 Annual Report, by providing access to such documents over the internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them.

A notice of internet availability that provides instructions for accessing our proxy materials over the internet was mailed directly to registered shareholders. The notice of internet availability also provides instructions regarding how registered shareholders may vote their common shares over the internet. Registered shareholders who prefer to receive a paper or e-mail copy of our proxy materials must follow the instructions provided in the notice of internet availability for requesting such materials.

The notice of internet availability only identifies the items to be voted on at the annual meeting. You cannot vote by marking the notice of internet availability and returning it. The notice of internet availability provides instructions on how to cast your vote.

A notice that directs beneficial owners of our common shares to the website where they can access our proxy materials will be forwarded to each beneficial shareholder by the brokerage firm, bank or other holder of record that is considered the registered owner with respect to the common shares of the beneficial shareholder. Such brokerage firm, bank or other holder of record will also provide each beneficial owner of our common shares with instructions on how the beneficial shareholder may request a paper or e-mail copy of our proxy materials.

Q.	What are the voting rights of the shareholders?

A:

Each holder of common stock is entitled to one vote for each share of common stock registered, on the record date, in such holder’s name on the books of the Company on all matters to be acted upon at the annual meeting. Our articles of incorporation prohibit cumulative voting.

The holders of at least a majority of the outstanding shares of common stock must be represented at the annual meeting, by virtual attendance or by proxy, in order to constitute a quorum for the transaction of business. At any annual meeting, whether or not a quorum is present, the chairman of the annual meeting or the holders of a majority of the issued and outstanding common stock, present by virtual attendance or represented by proxy and entitled to vote at the annual meeting, may adjourn the annual meeting from time to time without notice or other announcement.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare Trust Company, N.A., our stock transfer agent, you are considered the shareholder of record with respect to those shares. The notice of internet availability has been sent directly to you by Computershare Trust Company, N.A. at our request.

If your shares are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the shareholder of record of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” The notice of internet availability, proxy statement and related information have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee provided to you.

Q.	What is a broker non-vote?

A.

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares with respect to the ratification of the appointment of Forvis Mazars, LLP as our independent registered public accounting firm (Proposal Three). In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to the election of directors to our board (Proposal One) or the Say-on-Pay Proposal (Proposal Two).

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one notice of internet availability. For example, if you hold some shares in your name and other shares through a trust, you will receive a notice of internet availability for each form of ownership. Similarly, if you are a shareholder of record and hold shares in a brokerage account, you will receive a notice of internet availability for shares held in your name and voting instructions from your broker for shares held in “street name.” Please follow the instructions in any notice of internet availability or instructions you receive from a broker to ensure that all your shares are voted.

Q:	What do I need to do now?

A:	The process for voting your shares depends on how your shares are held as described above.

Record Holders. If you are a record holder on the record date for the annual meeting, you may vote in-person or submit voting instructions via the internet, by telephone by calling (800) 652-VOTE (8683) or on a paper proxy card (if you requested a paper copy of our proxy materials). Electronic voting (internet and telephone) ends at 10:59 p.m., Central Time, on Wednesday, May 21, 2025. If you requested a paper copy of our proxy materials and wish to submit a paper proxy card, your proxy card must be received no later than 5:00 p.m., Central Time, on May 15, 2025.

Voting your shares by proxy will enable your shares of common stock to be represented and voted at the annual meeting if you do not attend the annual meeting, in-person or virtually, and vote your shares during the live webcast.

“Street Name” Holders. If you hold your shares in “street name,” your bank, broker or other nominee should provide you with voting instructions. You should follow these instructions to direct your nominee how to vote your shares. If you complete the voting instruction except for one or more of the voting instructions, then your broker will be unable to vote your shares with respect to the proposal as to which you provide no voting instructions, except that the broker has the discretionary authority to vote your shares with respect to Proposal Three—the ratification of the appointment of Forvis Mazars, LLP.

Alternatively, if you hold your shares in “street name” and you want to participate in or vote your shares at the annual meeting, you must register in advance. To register in advance for the annual meeting, you must obtain a copy of your legal proxy from your nominee directly and provide a copy of your legal proxy to Computershare Trust Company, N.A. You may forward the email containing your legal proxy or email a PDF or other image of your legal proxy, to legalproxy@computershare.com. Your legal proxy must be received by Computershare Trust Company, N.A. no later than 5:00 p.m., Central Time, on May 15, 2025. You should contact your nominee directly in order to obtain the legal proxy issued to you by your nominee holder. Your legal proxy must reflect the number of shares held, along with your name and email address. Note that a broker letter that identifies you as a shareholder is not the same as a nominee-issued proxy. After you send your legal proxy to Computershare Trust Company, N.A., you will receive a control number that you will need to access the annual meeting. If you fail to provide your legal proxy prior to the annual meeting, you will not be able to participate in or vote your shares at the annual meeting.

Q:	How does the board of directors recommend that I vote my shares?

A:	The board of directors recommends a vote:

•	FOR the election of each of the 16 director nominees,

•	FOR the proposal to approve, on a non-binding advisory basis, the compensation of the Company’s NEOs, and

•	FOR the proposal to ratify the appointment of Forvis Mazars, LLP as our independent registered public accounting firm for the year ended December 31, 2025.

Q:	How will my shares be voted if I submit a blank proxy that does not specify how my shares will be voted?

A:

If you are a record holder who submits a completed proxy that does not specify how you want to vote your shares on one or more proposals, the proxies will vote your shares for each proposal as to which you provide no voting instructions, and such shares will be voted in the following manner:

•	FOR the election of each of the 16 director nominees,

•	FOR the proposal to approve, on a non-binding advisory basis, the compensation of the Company’s NEOs, and

•	FOR the proposal to ratify the appointment of Forvis Mazars, LLP as our independent registered public accounting firm for the year ended December 31, 2025.

If you are a “street name” holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee will be unable to vote those shares, except that the nominee will have discretion to vote on the ratification of the appointment of Forvis Mazars, LLP (Proposal 3).

Q:	What are my choices when voting?

A:	Election of Directors (Proposal One). You may vote FOR or AGAINST, or you may ABSTAIN from voting, with respect to each director nominee.

Say-on-Pay Proposal (Proposal Two). You may vote FOR or AGAINST, or you may ABSTAIN from voting on the proposal.

Ratification of Forvis Mazars, LLP (Proposal Three). You may vote FOR or AGAINST the proposal, or you may ABSTAIN from voting on the proposal.

Q:	Can I attend the meeting?

A:

Yes. All shareholders are invited to attend the annual meeting either in person or by joining our live webcast. Shareholders of record on the record date for the annual meeting can vote in-person or electronically during the annual meeting. If your shares of common stock are held in “street name,” then you are not the shareholder of record. In order for you to vote the shares that you beneficially own and that are held in “street name” during the annual meeting, you must register in advance of the annual meeting. See the response to the question “What do I need to do now?—“Street Name” Holders” above.

Q:	Will I be able to attend the annual meeting physically in person?

A:	Yes. We have elected to offer both an in-person and a virtual meeting format via a live webcast in which all shareholders as of the record date for the meeting can attend and participate.

Q.	May I change my vote after I have submitted my proxy?

A:	Yes. Regardless of the method used to cast a vote, if a shareholder is a holder of record, he or she may change his or her vote by:

•

delivering to us prior to the annual meeting a written notice of revocation addressed to: Business First Bancshares, Inc., Attn: Corporate Secretary, 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801;

•

accessing the website specified on the notice of internet availability in the same manner you would to submit your proxy electronically or by calling (800) 652-VOTE (8683), in each case by following the instructions indicated on the notice of internet availability; or

•

attending the annual meeting, virtually or in-person, and voting during the live webcast of the annual meeting, and any earlier proxy will be revoked. However, simply attending the live webcast of the annual meeting without voting will not revoke your proxy.

If your shares are held in “street name” and you desire to change any voting instructions you have previously given to the record holder of the shares of which you are the beneficial owner, you should contact the broker, bank or other nominee holding your shares in “street name” in order to direct a change in the manner your shares will be voted.

Q:	What vote is required to approve each item?

A:

Election of Directors (Proposal One). Because this is an uncontested election, meaning the number of nominees is equal to the number of directors to be elected, each nominee will be elected to the board of directors if the nominee receives a majority of the votes cast, which means that the 16 director nominees must each receive more votes “for” than “against” to be elected. If any of the nominees fail to obtain a majority of the votes cast, such director will continue to serve until the board of directors acts to either fill the director’s position until a replacement can be elected or to reduce the size of the board, which shall occur no more than 90 days after the annual meeting.

Say-on-Pay Proposal (Proposal Two). The proposal to approve, on a non-binding advisory basis, the compensation of the Company’s NEOs, will be adopted if the votes cast in favor of the proposal exceed the votes cast against the proposal.

Ratification of Forvis Mazars, LLP (Proposal Three). The proposal to ratify Forvis Mazars, LLP as our independent registered public accounting firm for the year ended December 31, 2025 will be adopted if the votes cast in favor of the proposal exceed the votes cast against the proposal.

Q:	How are broker non-votes and abstentions treated?

A:

Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner of the shares. We expect that the only routine matter to be presented at the annual meeting is the ratification of the appointment of Forvis Mazars, LLP as our independent registered public accounting firm (Proposal Three). If you hold shares in street name and do not provide voting instructions to your broker, those shares will be counted as broker non-votes for all non-routine matters.

A broker non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees because broker non-votes and abstentions are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the annual meeting. Any abstentions will not have the effect of a vote against the proposals to ratify the appointment of Forvis Mazars, LLP as our independent registered public accounting firm or the Say-on-Pay Proposal. Because the ratification of the appointment of the independent registered public accounting firm is considered a routine matter and a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to occur in connection with this proposal.

Q:	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the annual meeting?

A:	No. None of our shareholders has any dissenters’ or appraisal rights with respect to the matters to be voted on at the annual meeting.

Q:	What are the solicitation expenses and who pays the cost of this proxy solicitation?

A:

Our board is asking for your proxy, and we will pay all of the costs of soliciting shareholder proxies. We may use officers and employees of the Company to ask for proxies, as described below. The Company will reimburse banks, brokerage houses and other custodians, nominees, and fiduciaries for their reasonable expense in forwarding the proxy materials to beneficial owners of the Company’s common stock.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:

No. In addition to the solicitation of proxies by use of the mail, if deemed advisable, directors, officers and regular employees of the Company may solicit proxies personally or by telephone or other means of communication, without being paid additional compensation for such services.

Q:	Are there any other matters to be acted upon at the annual meeting?

A:

Management does not intend to present any business at the annual meeting for a vote other than the matters set forth in the notice, and management has no information that others will do so. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the annual meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws. If other matters requiring a vote of the shareholders properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Q:	Where can I find the voting results of the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be tallied by the inspector of election after the vote at the annual meeting. We will publish the final voting results in a Current Report on Form 8-K, which we are required to file with the Securities and Exchange Commission within four business days following the annual meeting.

Q:	Who can help answer my questions?

A:

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement. We urge you to carefully read this entire proxy statement and the accompanying 2024 Annual Report. If you have additional questions about the proxy statement or the annual meeting, you should contact Saundra Strong, Corporate Secretary for Business First, by telephone at (225) 255-4465 or at the following address: Business First Bancshares, Inc., 500 Laurel St., Suite 101, Baton Rouge, Louisiana 70801, Attn: Corporate Secretary.

PROPOSAL ONE – ELECTION OF DIRECTORS

Our articles of incorporation and bylaws provide that the number of directors of the Company shall be as determined from time to time by the board of directors. Each director shall hold office until the next annual meeting of shareholders or until his successor has been duly elected and qualified. On March 19, 2024, our Chairman, Robert S. Greer, passed away. On July 25, 2024, the board unanimously appointed David R. Melville, III as Chairman of the Board and Rolfe H. McCollister, Jr. as Lead Director. Our board currently consists of 19 members. Three board members are not being nominated for reelection at the 2025 annual meeting. As such, following this 2025 annual meeting, the board will consist of 16 members.

The Corporate Governance/Nominating Committee has recommended to the board of directors, and the board of directors has approved the nomination of the following 16 directors of the Company for election and reelection to the board, to serve as directors until our 2026 annual meeting of shareholders. The names, positions with Business First, and principal occupations of the director nominees are listed on the following page.

Name	Title/Position with Business First	Principal Occupation
Carol M. Calkins	Director	Retired
Ricky D. Day	Director	Manager, W D Chips, LLC
John P. Ducrest	Director	Retired
Mark P. Folse	Director	Retired
William G. Hall	Director	CEO and Managing Partner, Align Capital and CEO, Treats Investments, LLC
J. Vernon Johnson	Director	Retired
Rolfe H. McCollister, Jr.	Lead Director	Founder & Chairman Emeritus of Louisiana Business, Inc.
David R. Melville, III	Chairman, President & CEO	CEO, b1BANK
Patrick E. Mockler	Director	President, Southern Eagle Sales and Service, LLC
David A. Montgomery, Jr.	Director	Partner, Montgomery Agency, Inc.
Arthur J. Price	Director	President/CFO, Badger Oil
Aimee Quirk	Director	Chief Corporate Development Officer for Ochsner Health and Chief Executive Officer of Ochsner Ventures
Alejandro Sanchez	Director	President and CEO, Salva Financial Group of Florida
Zeenat Sidi	Director	Advisor and Entrepreneur
Keith A. Tillage	Director	CEO, Tillage Construction, LLC
Steven G. White	Director	Retired

Each of the nominees was approved by our board of directors upon the recommendation of the Corporate Governance/Nominating Committee. In addition, each of the nominees has agreed to serve as a director, if elected, for an additional term. If any of the nominees should become unable to serve as a director, our board of directors may designate a substitute nominee. In that case, the persons named on the form of proxy as proxies may vote for the substitute nominee or nominees recommended by our board of directors. We have no reason to believe that any of the 16 nominees for election named above will be unable to serve.

Unless authority is expressly withheld, the proxy holders will vote the proxies received by them for the 16 director nominees listed above. Although each nominee has consented to being named in this proxy statement and to serve if elected, if any nominee should prior to the annual meeting decline or become unable to serve as a director, the proxies will be voted by the proxy holders for such other person as may be designated by the present board of directors.

Pursuant to the Company’s articles of incorporation, directors are elected by a majority of the votes cast in the election of directors, meaning that each candidate must receive more votes “for” than votes “against.” However, if there are more nominees for director than there are available directorships, then the directors are elected by plurality, meaning those nominees receiving the most votes “for” will be elected director.

If a director does not receive a majority of the votes cast for his or her election, our Corporate Governance Guidelines require that the director promptly tender his or her resignation to the board of directors. The Corporate Governance/Nominating Committee will consider whether or not to accept such resignation and provide its recommendation to the full board no later than 60 days after the relevant shareholder meeting based on the factors set forth in our Corporate Governance Guidelines, and the full board of directors will make a final determination, considering such recommendation, of whether to accept or reject the tendered resignation no later than 90 days after the relevant shareholder meeting. The Company will disclose the board’s decision, including a full explanation of the process by which the decision was reached, in public filing with the SEC. If the resignation is accepted by the board, the Corporate Governance/Nominating Committee will recommend to the board of directors whether to reduce the number of directors or to fill the vacant directorship.

Your board of directors unanimously recommends a vote “FOR” the persons nominated by the board to serve as directors until the 2026 annual meeting of shareholders. If you submit a completed proxy, the persons named in the enclosed proxy will vote to elect the nominees as directors, unless you withhold authority to vote for the election of the nominees as directors by marking the proxy to that effect.

Information Regarding Director Nominees

A brief description of the background of each of the nominees for director is set forth below. No nominee has a family relationship with any other executive officer or director.

Carol M. Calkins (76). Carol Calkins serves as a director for Business First and b1BANK. Ms. Calkins is a retired PricewaterhouseCoopers LLP (PwC) partner. She is a Certified Public Accountant (TX) with over 40 years of tax, finance, audit, management, and governance experience. During her 22-year tenure at PwC, she held several roles including National Partner in Charge of PwC’s Sales & Use Tax Practice, Central Region SALT Partner in Charge, SALT Practice Partner for Technology & Section 302/404, Tax Risk and Quality Assurance Partner based in NY and PwC’s National Co-Chair for Diversity and WorkLife Quality. Ms. Calkins has served as a lecturer, lobbyist, and author on state and local tax issues. She is the former Chair of the State Taxation Committee of the American Institute of Certified Public Accountants and the Texas Society of CPAs. Ms. Calkins is a graduate of Louisiana State University with a degree in accounting. Her prior employment was with Sun Oil Company of Delaware and the Louisiana Department of Revenue. Her civic and philanthropic involvement has included the board of directors of the Texas Ballet, TACA-The Arts Community Alliance, The Dallas Theater Center and was a former Gun Barrel City Council member. Currently, she serves on the National Board of the LSU Foundation and as its Reginal Liaison for the DFW area, is an active member and Past President of LSU’s E. J. Ourso College of Business (COB) Dean’s Advisory Council (DAC) and is serving as the Chair of the Business Search Advisors for the EJO Dean’s search. She also is currently serving as an Advisory Board Member of Honduras Threads. She is an inductee of New York City YWCA Top 100 Women in Business and LSU’s E J Ourso College of Business Hall of Distinction. Carol’s deep background in finance, her demonstrated passion for people, and her extensive connections and commitment to both Louisiana and Texas make her a strong fit for our board.

Ricky D. Day (59). Ricky Day serves as a director for Business First and b1BANK. Mr. Day is Owner and President of Ricky Day Trucking which includes a fleet of 50 units operating in Louisiana and Texas. He also owns DeRidder Truck Parts and is co-owner of Southland Group which owns multiple companies operating in the timber industry. Mr. Day has extensive director experience, previously serving as director of Pedestal Bank and City Savings Bank.

John P. Ducrest (64). John Ducrest serves as a director for Business First and b1BANK. Mr. Ducrest is the former Commissioner of the Office of Financial Institutions (OFI) for the State of Louisiana. He retired from this position in December of 2020 after more than 16 years as commissioner and 35 years with OFI. Mr. Ducrest is a Certified Public Accountant-retired, Certified Fraud Examiner-retired, and Certified Examination Manager-retired. He is a graduate of the University of Southwestern Louisiana (now University of Louisiana at Lafayette) with a degree in Business Administration and the Graduate School of Banking at Louisiana State University. On the national level, Mr. Ducrest served as the Chairman of the Conference of State Bank Supervisors, being only the second Louisiana Commissioner to serve in this role. He was also a principal of the Financial Stability Oversight Council (FSOC) which was created by the Dodd-Frank Act and is chaired by the Secretary of the Treasury. FSOC is comprised of the heads of all federal financial regulators and a state bank, insurance, and securities commissioner. The Council seeks to address systemic risk to the financial system of the United States. Additionally, Mr. Ducrest served as a principal of the Federal Financial Institutions Examinations Council (FFIEC) which prescribes uniform principles, standards, and report forms for the federal examination of financial institutions by the FRB, the FDIC, the NCUA, the OCC, and the CFPB, and to make recommendations to promote uniformity in the supervision of financial institutions.

Mark P. Folse (59). Mark Folse previously served as Executive Vice President and Chief Risk Officer of b1BANK and currently serves as a director of both Business First and b1BANK. Prior to joining b1BANK, he served as a founding organizer, President and Chief Executive Officer of Pedestal Bancshares, Inc., and its subsidiary Pedestal Bank, which merged with Business First in 2020. Prior to that, Mr. Folse served as General Counsel to the Louisiana Bankers Association. He holds a bachelor’s degree in finance, a Juris Doctor from the Louisiana State University Law Center and is a graduate of the Graduate School of Banking at Colorado. He has served the industry as a board member of the Louisiana Bankers Association, the American Bankers Association Community Bankers Council, and the Conference of State Bank Supervisors Bankers Advisory Board. He also has served as a board member of First National Bankers Bank. Community service has included board membership on the Houma-Terrebonne Chamber of Commerce, the Terrebonne Economic Development Authority, the South Louisiana Economic Council, the United Way for South Louisiana, and the Chabert Medical Center Foundation.

William G. Hall (78). William Hall serves as a director for Business First and b1BANK. Prior to joining b1BANK, he served as the chairman and a director of Oakwood Bancshares, Inc. and as a director of its wholly owned subsidiary, Oakwood Bank, Inc., which merged with Business First in October 2024. Mr. Hall previously served as president and director of Bedford National Bank, which was sold to Wells Fargo, and chairman, vice chairman, and director of Mid-Cities Bancshares, Inc., and Mid-Cities National Bank, which was sold to Bank of Texas. Mr. Hall serves as CEO and managing partner of Align Capital, a private equity firm in Ausitn, Texas, and CEO of Treats Investments, LLC, a family office investment company in Fort Worth, Texas. Mr. Hall also serves as a director and treasurer for Anson Bancshares Inc., a Texas Bank Holding Company and its wholly owned subsidiary, First National Bank of Anson.

J. Vernon Johnson (73). J. Vernon Johnson serves as director for Business First and b1BANK. Mr. Johnson is a career banker, having served in various executive positions in the banking industry over the past forty-seven years. Mr. Johnson served most recently as Chairman of the Board of Pedestal Bancshares, Inc. and Pedestal Bank in Houma, Louisiana, which merged with Business First in 2020, and has previously served on the board of the Louisiana Bankers Association. He holds a bachelor’s degree in computer science and business from the University of Southwestern Louisiana (now University of Louisiana, Lafayette) and is a graduate of the Graduate School of Banking at Louisiana State University. Mr. Johnson’s experience in banking and contacts in the banking industry provide our board with valuable insight regarding current banking issues and knowledge of financial markets.

Rolfe H. McCollister, Jr. (69). Rolfe McCollister is a founder and the Lead Director of Business First and b1BANK. Mr. McCollister was the founder of Louisiana Business, Inc. Louisiana Business, Inc. published Greater Baton Rouge Business Report (started in 1982), 225 magazine, inRegister magazine, Daily Report online news, Welcome magazine, 10/12 Industry Report and other specialty publications. In 2021, Louisiana Business, Inc. was acquired by Melara Enterprises. Mr. McCollister serves as Chairman Emeritus of Melara Enterprises, Inc. which, in addition to many of the previously mentioned publications, also produces the Baton Rouge Business Awards and Hall of Fame, Influential Women in Business, the Louisiana Business Symposium, Forty Under 40, Leadership Academy, and several other annual events. Mr. McCollister is a graduate of Louisiana State University and served two terms as a member of the LSU System Board of Supervisors, including being elected chairperson. He was inducted into LSU’s E.J. Ourso College of Business Hall of Distinction. His business management experience, previous service on the board of directors of three banks, and many statewide and community contacts enable him to make valuable contributions to our board of directors.

David R. "Jude" Melville, III (50). In July 2024, David R. Melville was appointed Chairman of both Business First and b1BANK. He has served as President and Chief Executive Officer of Business First since 2011. He also served as President and Chief Executive Officer of b1BANK over the same time and continues to serve as Chief Executive Officer of b1BANK, in addition to his roles at Business First Bancshares. Mr. Melville has served as a director of both entities since April 2010 and. Mr. Melville has held various management roles since the Bank’s chartering in 2006. Prior to becoming a community banker, Mr. Melville served as a captain in the U.S. Air Force. He earned a bachelor’s degree in social studies from Harvard College and a Master of Science in Management from the London School of Economics. Mr. Melville is also a graduate of the Graduate School of Banking at Louisiana State University. He is an executive board member of Louisiana’s Committee of 100 and formerly served as Chair of the Louisiana Association of Business and Industry and the Chair of the Federal Reserve Depository Institutions Advisory Council, among other affiliations, including serving as Chair of the Louisiana Association of Public Charter Schools.

Patrick E. Mockler (56). Patrick Mockler serves as a director for Business First and b1BANK. Mr. Mockler served as President of Mockler Beverage Company, ALP from 2007 to 2018 and has been a partner of Mockler Beverage and Reiger Road Development, LLC since 1995 and 2000, respectively. He was active in day-to-day operations of Mockler Beverage from 1994- 2018. Mr. Mockler has been a partner of New Orleans Eagle Investments, LLC since its inception in 2009 to acquire Southern Eagle Sales and Service in New Orleans. He became President of Southern Eagle in 2018. Additionally, he has experience as a director of b1BANK since 2006, served on the Loan Committee for four years, served on the Audit Committee for seven years, the Risk Committee for the last seven years, the Compensation Committee for the last nine years and is the current Chair of the Comp Committee. Mr. Mockler served on the board of LWCC (Louisiana Workers Comp Corp) from 2015 through 2024, as Vice-Chair of its Investment Committee and Vice-Chair of the Audit Committee. Mr. Mockler has served on dozens of charitable boards and committees as well. He is a 1993 graduate of Louisiana State University with a degree in International Trade and Finance.

David A. Montgomery, Jr. (64). David Montgomery serves as a director for Business First and b1BANK and is the current Chair of the Audit Committee. Mr. Montgomery has served as Vice President of Montgomery Agency, Inc., an independent insurance agency, since 1990. Mr. Montgomery is a 50% partner in Brothers Ventures, a Real Estate Investment LLC. Mr. Montgomery is a Certified Public Accountant, and he is currently a councilman at large with Bossier City, Louisiana. He also served for 17 years as the Chairman of the Budget Committee for the Bossier City Council. Since 1996, Mr. Montgomery has served on the Finance Committee for North Louisiana Volunteers of America. Mr. Montgomery holds a bachelor’s degree in accounting from Louisiana State University. Mr. Montgomery brings extensive knowledge of the insurance and accounting industries to our board of directors. He also provides valuable knowledge and insight derived from his service for civic and governmental organizations.

Arthur J. Price (59). Arthur Price serves as a director for Business First and b1BANK. Mr. Price has served as Vice President, Finance / CFO for Badger Oil Corporation and was named President / CFO in 2017. Badger Oil and its affiliates participate in the exploration, drilling and production of crude oil and natural gas, with primary operations in the Louisiana Gulf Coast region and the Outer Continental Shelf of the Gulf of Mexico. Prior to joining Badger Oil, Mr. Price worked as an oil and gas accountant with a specialized firm located in Lafayette, Louisiana. As a senior member of the oil and gas community, Mr. Price is an active board member of the Louisiana Oil and Gas Association, and past chairman of the Board, and the Louisiana Association of Business and Industry. Mr. Price is also a former member of the board of The Lafayette Petroleum Club, having served as Treasurer and President. Mr. Price received a Bachelor of Science degree in Business Administration from the University of Southwestern Louisiana (now The University of Louisiana, Lafayette) in 1989 and is a Certified Public Accountant.

Aimee Quirk (50). Aimee Quirk serves as a director for Business First and b1BANK. Ms. Quirk is the Senior Vice President and Chief Corporate Development Officer for Ochsner Health and Chief Executive Officer of Ochsner Ventures. In this role, Quirk leads development of external growth initiatives across the healthcare landscape including innovative partnerships, new ventures, diversified businesses and strategic investments in emerging companies and funds. In addition, Quirk has executive responsibility for both marketing and enterprise communications for the health system. Ms. Quirk joined Ochsner in 2015 as the founding CEO of innovationOchsner (iO), Ochsner’s innovation company focused on advancing digital health, advanced analytics and precision medicine. Under Quirk’s leadership, iO became a nationally recognized leader in healthcare innovation for pioneering award-winning digital health solutions. In her six years in this role, Ms. Quirk’s responsibility expanded to include system strategy and execution efforts for digital health inclusive of telemedicine and digital medicine. Prior to joining Ochsner, Ms. Quirk served as the Senior Advisor for Economic Development for the City of New Orleans. Prior to her public service, she was a partner in the New Orleans law firm Jones Walker. Quirk received a Bachelor of Science in Finance and graduated magna cum laude from Louisiana State University and a J.D. summa cum laude from Tulane University School of Law. A native of New Orleans, Ms. Quirk is active in the community and serves on several boards, including Obatala Sciences, Inc.; GNO, Inc.; and The Idea Village. Ms. Quirk has been recognized by Becker’s Hospital Review among the Women Power Players in Health IT and Women in Health IT to Watch and a Woman of the Year and a Healthcare Hero by CityBusiness Magazine.

Alejandro Sanchez (67). Alejandro Sanchez serves as a director for Business First and b1BANK. He presently serves as the Founder, President, and Chief Executive Officer of Salva Financial Group of Florida, a consulting group advising financial firms on strategy, crisis management, and providing advice and counsel on financial regulatory matters. Mr. Sanchez is currently a professor for the School of Business at The University of Edinburgh, an Executive Advisor at Nasdaq, and a director for Popular Bank, Republic Bank and Trust, and Apalachee Center Inc. Mr. Sanchez served as President and CEO for the Florida Bankers Association from February 1998 to December 2023. He served as a director for TRUSTCO BANK from 2022 to 2023 and he served as a board member of the Exim Bank Advisory Committee from 2018 to 2020. Mr. Sanchez was nominated by President George W. Bush as one of three Presidential appointees for the Federal Retirement Thrift Investment Board from 2002 to 2010 and was invited by President Obama to serve an additional two years. Mr. Sanchez served as director of Bankers Insurance Group and a member of its Compliance, Audit, and Investment and Claims Committees from 2007 to 2011. Mr. Sanchez received his JD from the University of Iowa, College of Law, and his BS in Business and Social Science from Troy University. Mr. Sanchez served in the U.S. Air Force from 1976 to 1981 and received an honorable discharge.

Zeenat Sidi (53). Zeenat Sidi serves as a director for Business First and b1BANK. Ms. Sidi is a former C-suite executive in the fintech and consumer banking/payments industry, with over 25 years of experience spanning P&L leadership, digital transformation, risk management, operations, and strategy, in the US and Canada. As loanDepot’s President of Digital Products and Services, she led the development of the company’s mortgage-adjacent products and services that complemented the company’s core mortgage and servicing operations platform, as well as its digital customer engagement strategy. Prior to this role, Ms. Sidi built and led businesses at purpose-driven fintech companies like SoFi and served in various executive leadership roles at Capital One and RBC. Ms. Sidi holds an MBA with Fuqua Scholar Distinction from Duke University, a Master of Science in Operations Research from Stanford University, and a Bachelor of Science with Honors in Systems Analysis from the University of Miami. She has served as the Chair of the Audit Committee of the Board for the Texas Women’s Foundation, one of the largest regional non-profit women’s funds in the country committed to advancing positive social and economic change for women and girls. In 2022, Zeenat was recognized as one of the top 50 Asian Americans in Business by the Asian American Business Development Center.

Keith Tillage (55). Keith Tillage serves as a director for Business First and b1BANK. Mr. Tillage is the co-founder and Chief Executive Officer of Tillage Construction, LLC, a minority full service commercial construction and construction management company. Tillage Construction has received numerous awards including being a finalist for the Black Enterprise Small Business of the year award, receiving the HUBZONE business of the year award, The United States Small Business Award for excellence, as well as being recognized as one of the fastest growing private companies in America by Inc. 500/5000 in 2011 and 2012. More recently, Keith was named Louisiana District and SBA Region 6 Minority Small Business Person of the Year and received the distinct honor of being selected as one of the 12 small business CEOs invited to the White House for the sole purpose of consulting President Obama on the Fiscal Cliff. Mr. Tillage has served on the board of the Minority Supply Diversity Council, YMCA – A.C. Lewis Branch, and the Baton Rouge Area Chamber. He is also a former member of US Black Chambers President’s Circle.

Steven G. White (65). Steve White serves as a director for Business First and b1BANK. Mr. White serves as the Chairman for the William A. Robinson Foundation and as Substitute Trustee for William A. Robinson Trust. He also serves on a privately held Oil & Gas service company Board of Directors. Mr. White’s previous work experiences include serving in roles as President, Senior Vice President, and other executive roles in U.S. and international logistic businesses. He has served as a Chief Operations Officer and Chief Administrative Officer in the home health and hospice industry. Mr. White graduated from Louisiana Tech University with a Bachelor of Science degree in petroleum engineering in 1985 and has attended several executive management programs at various universities. Mr. White’s experience in asset management and his knowledge of oil and gas, logistics and the health care industry are valuable to our board of directors.

CURRENT EXECUTIVE OFFICERS AND DIRECTORS

General

Our current board of directors and the board of directors of b1BANK are each made up of the same 19 individuals. Our directors are typically elected by shareholders at our annual shareholders’ meeting. The elected directors hold office until the next annual meeting, or until their successors are duly elected and qualified. Our executive officers are appointed by and serve at the discretion of our board of directors. The directors of b1BANK are elected by us, as the sole shareholder of b1BANK, each year and they hold office for a term of one year or until their successors are chosen and qualified. The executive officers of b1BANK are appointed by and serve at the discretion of its board of directors. No director or executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or executive officer or director.

Board of Directors

Information about the 16 directors who have been nominated by the board of directors for election to the board, is set forth above in the section of this proxy statement entitled “Proposal One – Election of Directors.” There are no arrangements between us and any person pursuant to which any nominee was elected as a director or is nominated to be elected as a director.

Board Diversity Matrix

To see our Board Diversity Matrix as of April 10, 2024, please see the proxy statement filed with the SEC on April 10, 2024.

Board Diversity Matrix - April 9, 2025
Total Number of Directors	19
Gender Identity:	Male	Female	Non- Binary	Gender Undisclosed
Directors	16	3	0	0
Number of directors who identify in any of the categories below:
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	14	2	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

The Company’s board of directors and the Nominating/Corporate Governance Committee previously committed to increasing the diversity of the Company’s board establishing a goal of 30% diversity as defined by gender and race by 2025. The Company is pleased to report that assuming all of the directors nominated at the 2025 annual meeting are successfully elected, the Company will have met its diversity goal with 31% of the nominees self-identifying as diverse based on their gender, race or both.

Board Diversity Matrix- Following Annual Meeting
Total Number of Directors	16
Gender Identity:	Male	Female	Non- Binary	Gender Undisclosed
Directors	13	3	0	0
Number of directors who identify in any of the categories below:
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	11	2	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Executive Officers

The following table sets forth the current executive officers of Business First and b1BANK:

Name	Age	Title/Position with Business First	Position Since	Title/Position with b1BANK	Position Since
Philip Jordan	52	---	---	Executive Vice President, Chief Banking Officer	August 2018(1)
Mike Pelletier	57	---	---	Executive Vice President, Chief Human Resources Officer	June 2023
Kathryn Manning	37	---	---	Executive Vice President, Chief Risk Officer	May 2022(2)
Keith Mansfield	48	---	---	Executive Vice President, Chief Operations Officer	January 2017(3)
Warren McDonald	58	---	---	Executive Vice President, Chief Credit Officer	February 2021(4)
David R. Melville, III	50	Chairman President and Chief Executive Officer	July 2024 March 2011(5)	Chairman Chief Executive Officer	July 2024 March 2011(5)
Gregory Robertson	53	Chief Financial Officer and Treasurer	January 2017(6)	Executive Vice President, Chief Financial Officer	January 2017(6)
Saundra Strong	47	Secretary	December 2021	Executive Vice President, General Counsel	October 2021
N. Jerome Vascocu, Jr.	51			President	October 2024(7)
Chad Carter	42			Executive Vice President, Correspondent Banking	May 2024(8)

(1)	Mr. Jordan has been with the Bank since August 2008, previously serving as its Chief Commercial Officer.
(2)	Ms. Manning has been with the Bank since September 2013, previously serving as its Chief Data Officer.
(3)	Mr. Mansfield has been with the Bank since April 2016, previously serving as its Chief Information Officer.
(4)	Mr. McDonald has been with the Bank since its inception in February 2006, previously serving as a Senior Commercial Lender and Market President.
(5)

Mr. Melville has been with the Bank since its inception in February 2006, previously serving as its Chief Administrative Officer. He was promoted to the position of President and Chief Executive Officer in March 2011. Following the passing of the Company’s long time Chairman, Robert S. Greer, Jr., Mr. Melville was named Chairman.

(6)	Mr. Robertson has been with the Bank since August 2011, previously serving as its Chief Banking Officer.
(7)	Mr. Vascocu joined the Bank in November 2022, previously serving as the Chief Administrative Officer.
(8)	Mr. Carter has been with the Bank since April 2011, previously serving as a Senior Vice President for North Louisiana.

A brief description of the background of each of our non-director executive officers is set forth below:

Philip Jordan. Philip Jordan has been with b1BANK since August 2008 and currently serves as the Chief Banking Officer, leading the unified Commercial and Retail Banking teams in each of the Bank’s markets as well as the Treasury Management. Prior to January 2017, Mr. Jordan was the Western Region Chief Executive Officer which included the Southwest, Northwest, and Lafayette areas of Louisiana. Prior to his promotion to Executive Vice President in July 2015, Mr. Jordan served as Regional President of b1BANK’s Northwest Louisiana division. Mr. Jordan holds a Finance degree from Louisiana Tech University.

Mike Pelletier. Mike Pelletier joined b1BANK in June 2023 where he serves as the Executive Vice President, Chief Human Resources Officer. Mr. Pelletier has over 30 years of comprehensive Human Resources experience including extensive experience providing strategic planning and leadership in the areas of executive compensation, executive and broad-based incentive plan design for both short-term and long-term incentives, executive benefits, succession planning, training and development, and human capital management systems. Prior to joining b1BANK, Mr. Pelletier was an Area Vice President with Gallagher. Prior to joining Gallagher, Mr. Pelletier was the Executive Vice President and Director of Human Resources Strategy and Operations for First Horizon Corporation, following the merger with IBERIABANK Corporation where he held the position of Chief Human Resources Officer for a large regional publicly traded commercial bank since July 2003. Mr. Pelletier is a certified Senior Professional in Human Resources (SPHR) and a member of the Society for Human Resource Management (SHRM) where he also holds the certification of SHRM Senior Certified Professional (SHRM-SCP). He is actively involved as a Past State Director for the Board of Directors with the Louisiana Society for Human Resource Management (LASHRM), is a member of the Acadiana Society for Human Resource Management (ASHRM), and a member of the National Association of Stock Plan Professionals (NASPP). Mr. Pelletier received his BSBA in Finance.

Kathryn Manning. Kathryn Manning serves as the Executive Vice President, Chief Risk Officer of b1BANK. In this role, she is responsible for overseeing the Company’s BSA, Compliance, Enterprise Risk, Fraud, and Loan Review functions. Ms. Manning has been with b1BANK since September 2013 and previously served as its Chief Data Officer. Before joining b1BANK, Ms. Manning served various roles at other large financial institutions. She earned her Bachelor of Science and Master of Science degrees in Finance from Louisiana State University in 2009 and 2010, respectively.

Keith Mansfield. Keith Mansfield serves as Executive Vice President and Chief Operations Officer for b1BANK and has 26 years of banking experience. In his role as Chief Operations Officer, Mr. Mansfield is responsible for all aspects of the Bank’s operations, which include information technology, electronic banking, loan operations, deposit operations, transaction services, branch and treasury operations, business intelligence, facilities, information security operations, vendor management, business continuity, and project management. Mr. Mansfield served most recently as the Bank’s Chief Information Officer. Before joining b1BANK, Mr. Mansfield served as the Chief Technology Officer for a regional financial institution in the Southeast. Mr. Mansfield received a Bachelor of Business Administration in Accounting from the University of Tennessee at Martin.

Warren McDonald. Warren McDonald has been with b1BANK since opening in February 2006 and currently serves as the Chief Credit Officer. Mr. McDonald started at b1BANK as the Senior Commercial Lender in the Baton Rouge Market and later served as the Market President for the Baton Rouge and Northshore Markets. Mr. McDonald began his commercial banking career in 1988 in the Management Trainee Program with Premier Bank (currently Chase Bank) and has worked in various commercial banking production capacities with Regions Bank and Whitney National Bank. Mr. McDonald graduated from Louisiana State University in 1988 with a BS in Finance and in 1994 with an MBA.

Gregory Robertson. Greg Robertson has served as the Executive Vice President and Chief Financial Officer of b1BANK since January 2017 and has been with Business First since 2011. He previously served as our Chief Banking Officer. He has been in the banking business since 1996. Mr. Robertson worked at City Savings Bank and Trust Co. from 1996 to 2011, where he served in many capacities, including branch manager, commercial lender, program manager for City Savings Financial Services, and Senior Vice President. As Chief Financial Officer for b1BANK, he leads the finance and risk areas of the Bank including accounting, treasury and investments, and special assets. Mr. Robertson graduated from Northwestern State University in 1993 with a Bachelor of Science degree.

Saundra Strong. Saundra Strong has been with b1BANK since October 2021 and serves as the Executive Vice President, General Counsel and Corporate Secretary. In this role, she is responsible for overseeing the Company’s legal functions. Before joining b1BANK, Ms. Strong served as an Assistant General Counsel for a regional financial institution in the Southeast. She earned her Bachelor of Science from the University of Southern Mississippi in 2000 and her Juris Doctorate from Mississippi College School of Law in 2003.

N. Jerome “Jerry” Vascocu, Jr. Jerry Vascocu currently serves as President of b1BANK and has been with the bank since November 2022, previously serving as the Executive Vice President and Chief Administrative Officer. Mr. Vascocu has more than 29 years of banking experience, having served as director of commercial banking strategy at First Horizon from 2020 until 2022 and in various leadership roles across Louisiana while at IBERIABANK for 15 years. Mr. Vascocu serves as a board member of Ochsner Lafayette General Hospital, Ochsner Lafayette General Foundation, and is a member and past chairman of the Young Presidents' Organization Louisiana Chapter. He has previously served as chairman of the board of One Acadiana, commissioner with the Lafayette Economic Development Authority (LEDA), board member and chair of the Operational Excellence Committee for the United Way of Acadiana, chairman of the Ascension Episcopal School Board of Trustees and member of the University of Louisiana at Lafayette B.I. Moody School of Business Advisory Council. He earned a Bachelor of Arts in Economics from Vanderbilt University.

Donald "Chad" Carter. Chad Carter currently serves as the EVP of Correspondent Banking, leading the Bank's SBA, Wealth Management, Derivative Solutions, Financial Institutions, and Mortgage teams. Mr. Carter has been with the Bank since April 2011, previously serving as the North Louisiana Regional President, SVP - Commercial Lending, and VP - Commercial Lending. In 2023, Mr. Carter was honored to receive the Louisiana Young Banker Impact Award from the Louisiana Bankers Association. Mr. Carter volunteers his time and expertise to numerous charitable organizations and community initiatives, including the Louisiana Tech Graduate School of Banking, Louisiana Tech Foundation Board, United Way and the North Louisiana Economic Partnership. Mr. Carter has a degree in Business Administration from Louisiana Tech University and has completed the Graduate School of Banking program at Louisiana State University.

CORPORATE GOVERNANCE PRINCIPLES AND RELATED MATTERS

We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. Our board of directors has adopted Corporate Governance Guidelines, which set forth the framework within which our board, assisted by our board committees, directs the affairs of our organization. The Corporate Governance Guidelines address, among other things, the composition and functions of the board, director independence, compensation of directors, management succession and review, board committees and selection of new directors. In addition, our board of directors adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, and employees. Our Corporate Governance Guidelines, as well as the Code of Business Conduct and Ethics, are available on our website at www.b1bank.com under “Shareholder Info.” Any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements with respect to a senior executive officer, will be disclosed on our website, as well as any other means required by the rules of the Nasdaq Global Select Market.

Board Independence

Under the rules of the Nasdaq Global Select Market, independent directors must comprise a majority of our board of directors. The rules of the Nasdaq Global Select Market, as well as those of the Securities and Exchange Commission (the “SEC”), also impose several other requirements with respect to the independence of our directors.

Our board of directors has evaluated the independence of its members based upon the rules of the Nasdaq Global Select Market and the SEC. Applying these standards, our board of directors has affirmatively determined that all of our directors, except for Mr. Melville, are “independent directors” under the applicable rules. We have determined that Mr. Melville is not an “independent director” under the applicable rules since he is an employee of both the Bank and the Company.

Board Leadership Structure

Our board of directors does not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. It is our board of directors’ view that rather than having a rigid policy, the board of directors, with the advice and assistance of the Nominating/Corporate Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Previously, our leadership structure separated the offices of Chief Executive Officer and Chairman of the Board, with Mr. Melville serving as our Chief Executive Officer and Mr. Greer as Chairman of the Board. Following Mr. Greer’s unexpected passing in March of 2024, the Board named Mr. Melville as Chairman and Mr. McCollister as Lead Director.

Board Meetings

Our board of directors held 8 scheduled meetings in 2024. Information regarding meetings of the various committees is described below. All directors attended at least 75% of the board and committee meetings on which they served during 2024. Directors are encouraged to attend annual meetings of our shareholders, although we have no formal policy on director attendance at annual meetings. All of our directors then serving attended our 2024 annual shareholder meeting.

Board Committees

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Audit Committee

Our board of directors has established an Audit Committee to assist it in fulfilling its responsibilities for general oversight of the integrity of our consolidated financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditors and our internal audit function. Our Audit Committee held 12 scheduled meetings and 4 special meetings in 2024. As of the date of the filing of this proxy, the members of our Audit Committee include:

•	James J. Buquet, III
•	Carol M. Calkins
•	J. Vernon Johnson
•	David A. Montgomery, Jr., Chairman
•	Steven G. White
•	Zeenat Sidi

Our board of directors has evaluated the independence of each of the members of our Audit Committee and has affirmatively determined that (1) each of the members of our Audit Committee is an “independent director” under Nasdaq Global Select Market rules, (2) each of the members satisfies the additional independence standards under applicable SEC rules for audit committee service, and (3) each of the members has the ability to read and understand fundamental financial statements. Our board of directors has also determined that David A. Montgomery, Jr. qualifies as an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K under the Securities Act and has the requisite accounting or related financial expertise required by applicable SEC rules.

Our Audit Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Audit Committee is available on our website at www.b1bank.com under “Shareholder Info.” The duties and responsibilities of the Audit Committee include, among other things:

●

Reviewing the annual audited and quarterly unaudited financial statements and recommending inclusion of the annual audited consolidated financial statements in the Company’s annual report on Form 10‑K;

●	Periodically reviewing and discussing the adequacy of the Company’s internal controls and financial disclosure controls;

●	Approving all engagements for audit and non-audit services by the independent auditors;

●	Considering the independence of the independent auditors;

●	Appointing, retaining, and dismissing the independent auditors;

●	Overseeing the internal audit function; and

●	Reviewing and approving the Audit Committee’s charter.

Compensation Committee

Our board of directors has established a Compensation Committee to assist it in its oversight of our overall compensation structure, policies and programs and assessing whether such structure meets our corporate objectives, the compensation of our named executive officers and the administration of our compensation and benefit plans. Our Compensation Committee held 7 scheduled meetings in 2024. As of the date of the filing of this proxy, the members of our Compensation Committee include:

●	James J. Buquet, III
●	Rolfe H. McCollister, Jr.
●	Patrick E. Mockler, Chairman
●	Kenneth W. Smith
●	Ricky D. Day

Our board of directors has evaluated the independence of each of the members of our Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee meets the definition of an “independent director” under Nasdaq Global Select Market rules. Our board has also determined that each of the members of the Compensation Committee qualifies as a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

Our Compensation Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Compensation Committee is available on our website at www.b1bank.com under “Shareholder Info.” The duties and responsibilities of the Compensation Committee include, among other things:

●

Reviewing and approving annual compensation and incentive opportunities of the Company’s executive officers, excluding the CEO, and recommending annual compensation and incentive opportunities for the CEO to the board of directors;

●

Reviewing, approving and authorizing employment related agreements (i.e., Change of Control Agreements) with executive officers and making recommendations regarding the same for the CEO to the board of directors;

●	Reviewing, determining, and recommending to the board of directors, policies relating to the Company’s philosophy and practices relating to compensation of its executive officers and directors;

●	Reviewing, approving and authorizing the establishment of performance measures applicable to performance-based cash and equity incentives;

●	Reviewing with management the compensation discussion in the Company’s annual proxy statement and other SEC filings;

●	Preparing the Compensation Committee Report; and

●	Retaining any compensation consultants, advisors and attorneys.

Compensation Committee Interlocks and Insider Participation

During 2024, none of the members of our Compensation Committee were an officer or employee of Business First Bancshares, Inc. or b1BANK. In addition, none of our executive officers serve or have served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Nominating/Corporate Governance Committee

Our board of directors has established a Nominating/Corporate Governance Committee to assist it in its oversight of identifying and recommending persons to be nominated for election as directors and to fill any vacancies on the board of directors of the Company and each of our subsidiaries, monitoring the composition and functioning of the standing committees of the board of directors of the Company and each of our subsidiaries, and in developing, reviewing and monitoring the corporate governance policies and practices of the Company and each of our subsidiaries. Our Nominating/Corporate Governance Committee held 2 scheduled meetings in 2024. Current members of our Nominating/Corporate Governance Committee include:

●	Ricky D. Day
●	Rolfe H. McCollister
●	Keith A. Tillage
●	Steven G. White, Chairman

Our board of directors has evaluated the independence of each of the members of our Corporate Governance/Nominating Committee and has affirmatively determined that each of the members of our Corporate Governance/Nominating Committee meets the definition of an “independent director” under Nasdaq Global Select Market rules.

Our Nominating/Corporate Governance Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Nominating/Corporate Governance Committee is available on our website at www.b1bank.com under “Shareholder Info.” The duties and responsibilities of the Compensation Committee include, among other things:

●	Reviewing the corporate governance and leadership structure of the Company;

●	Recommending to the board of directors nominees for election to the board;

●	Monitoring the committees of the board, recommending any changes to the duties and responsibilities of those committees and the creation or elimination of any committees;

●	Developing, monitoring, and reviewing the Company’s compliance with corporate governance guidelines; and

●	Establishing the process for conducting the annual performance review of the board, its committees and each director and executive officer.

Director Qualifications

In carrying out its functions, the Nominating/Corporate Governance Committee will develop qualification criteria for all potential nominees for election, including incumbent directors, board nominees and shareholder nominees to be included in the Company’s future proxy statements. These criteria may include the following attributes:

●	adherence to high ethical standards and high standards of integrity;

●

sufficient educational background, professional experience, business experience, service on other boards of directors and other experience, qualifications, diversity of viewpoints, attributes and skills that will allow the candidate to serve effectively on the board of directors and the specific committee for which he or she is being considered;

●	evidence of leadership, sound professional judgment and professional acumen;

●	evidence the nominee is well recognized in the community and has a demonstrated record of service to the community;

●	a willingness to abide by any published code of conduct or ethics for the Company and to objectively appraise management performance;

●	the ability and willingness to devote sufficient time to carrying out the duties and responsibilities required of a director;

●	any related person transaction in which the candidate has or may have a material direct or indirect interest and in which the Company participates; and

●

the fit of the individual’s skills and personality with those of other directors and potential directors in building a board of directors that is effective, collegial, and responsive to the needs of the Company and the interests of our shareholders.

The Nominating/Corporate Governance Committee will also evaluate potential nominees for the Company’s board of directors to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with applicable SEC and Nasdaq Global Select Market rules (to ensure that, at all times, at least a majority of our directors are independent). Although we do not have a separate diversity policy, the committee considers the diversity of the Company’s directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics that may contribute to the Company’s board of directors.

Prior to nominating or, if applicable, recommending an existing director for re-election to the Company’s board of directors, the Nominating/Corporate Governance Committee will consider and review the following attributes with respect to each existing director:

●	attendance and performance at meetings of the Company’s board of directors and the committees on which such director serves;

●	length of service on the Company’s board of directors;

●	experience, skills, and contributions that the existing director brings to the Company’s board of directors;

●	independence and any conflicts of interest; and

●	any significant change in the director’s status, including the attributes considered for initial membership on the Company’s board of directors.

On March 27, 2025, our Board adopted a resolution establishing 75 years of age as the Board's mandatory retirement age subject to the following:

1.	Any director who was 75 years of age or older when the age restriction was adopted is allowed to continue serving on the Board until the 2026 annual meeting at which they will not be renominated;
2.	Upon turning age 75, the director will remain on the Board until the annual meeting following the date the director turns age 75; and
3.	The Board may, where business needs necessitate, authorize exceptions to the mandatory retirement age.

Independent Auditors

The Audit Committee has recommended, and the board of directors has appointed, Forvis Mazars, LLP as our independent auditors to audit the consolidated financial statements of the Company for the 2025 fiscal year. Our shareholders are being asked to ratify and approve the appointment of Forvis Mazars, LLP, at the 2025 annual meeting.

Fees to Independent Auditors

The following table presents fees for professional services rendered by Forvis Mazars, LLP for 2023 and 2024:

	2023	2024
Audit fees	$608,252	$903,075
Audit-related fees	72,133	116,347
Tax fees	55,462	54,545
All other fees	---	---
Total	$735,847	$1,073,967

As defined by the SEC, (i) “audit fees” are fees for professional services rendered by the independent registered public accounting firm for the audit of our annual financial statements and review of financial statements included in our Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) “audit-related fees” are fees for assurance and related services by our principal accountant that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “audit fees;” such services include an audit of our 401(k) plan; (iii) “tax fees” are fees for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by our principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

The Audit Committee has reviewed the audit and non-audit fees billed to the Company by Forvis Mazars, LLP for 2023 and 2024 for the purpose of considering whether such fees are compatible with maintaining the auditors’ independence and concluded that such fees did not impair Forvis Mazars, LLP’s independence. The Audit Committee pre-approves all audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair their independence. Federal securities regulations specify the types of non-audit services that an independent auditor may not provide to us and establish the Audit Committee’s responsibility for administration of the engagement of our independent auditors. During 2024, the Audit Committee pre-approved all services provided to us by our independent auditor.

Shareholder Communications with the Board

The board of directors has established the following procedure to enable anyone who has a concern regarding the Company to communicate that concern directly to an individual director, the board as a group, or a specified committee or group, including the independent directors as a group. Any such communication should be made using the following contact information: Business First Bancshares, Inc., attn. Corporate Secretary, 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801.

Each communication should specify the applicable addressee or addresses to be contacted as well as the general topic of the communication. Communications may be confidential or anonymous. The Company will initially receive and process communications before forwarding them to the addressee. Communications may also be referred to other departments within the Company. The Company generally will not forward to the directors a communication it determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis (“CD&A”) describes the philosophy, objectives, process, components and additional aspects of our 2024 executive compensation program. This CD&A is intended to be read in conjunction with the tables that immediately follow this section, which provide further historical compensation information. Our named executive officers (“NEOs”) for the year ended December 31, 2024, were as follows:

Name	Position with the Company/Bank
David R. Melville	Chairman, President, and Chief Executive Officer of the Company; Chairman and Chief Executive Officer of the Bank
Gregory Robertson	Chief Financial Officer and Treasurer of the Company; Executive Vice President and Chief Financial Officer of the Bank
Philip Jordan	Executive Vice President and Chief Banking Officer of the Bank
Keith Mansfield	Executive Vice President and Chief Operations Officer of the Bank
Jerry Vascocu	President of the Bank

I.	Executive Summary

2024 Select Business Highlights

In 2024, we delivered solid operating performance by exercising discipline around expenses and maintaining good margin stability even as we grew organic deposits. We succeeded in closing our acquisition of Oakwood Bancshares on October 1, 2024, and continued to build upon our noninterest revenue businesses. Despite changes in interest rates, and the uncertainty in the macroeconomic environment, we achieved the following key financial and operational results during 2024:

●	Solid Core Profitability. Core return to common shareholders on average assets and common equity were 0.94% and 10.51%, respectively, for 2024.
●

Disciplined Organic Balance Sheet Growth. Loans held for investment increased $291.0 million or 5.83% in 2024 (organic, excluding acquired Oakwood loans). Total Deposits increased $548.9 million or 10.46% in 2024 (organic, excluding acquired Oakwood deposits).

●

Improving Net Interest Margin. For 2024, net interest income totaled $227.4 million and net interest margin and net interest spread were 3.48% and 2.55%, respectively. Fourth quarter 2024 net interest margin and net interest spread of 3.61% and 2.77%, respectively, indicates a point of inflection as compared to full-year 2024 and fourth quarter 2023 of 3.50% net interest margin and 2.53% net interest spread.

●

Stable Credit Quality. Ratios of nonperforming loans to loans held for investment and nonperforming assets to total assets remained relatively steady at 0.42% and 0.39%, respectively, as of the end of 2024.

●	Continued Diversification of Revenue Sources. Total noninterest revenue of $44.2 million, or 16.3% of total revenue for 2024 compared to $36.4 million, or 14.6% for 2023.

2024 Say-on-Pay Vote and Shareholder Engagement

We value the ongoing feedback we receive from our shareholders on executive compensation matters, including the feedback reflected in our annual say-on-pay votes. As a result of our outreach initiatives following our 2023 annual meeting, we received 92.4% support for our say-on-pay in 2024 as compared to 59.9% in 2023.

What We Did in Response
We now require shareholder approval of any option repricing or exchange.
We adopted stock ownership guidelines for our NEOs and non-employee directors that set the ownership requirement at a meaningful multiple of base salary or annual retainer.

We provided expanded and detailed disclosure regarding the process for setting targets and why such targets are rigorous and challenging as well as the rationale for using such metrics to show that executive pay is tied to overall Company performance.

We introduced a new long-term incentive program for NEOs whereby NEOs are granted a 50/50 mix time-based restricted stock units and performance share units. The time-based restricted stock units vest in equal annual installments over a three-year period. The performance share units are earned based on the achievement of financial goals with pre-set targets measured over a three-year performance period.

Executive Compensation Philosophy and Objectives

Compensation Philosophy

The Company’s executive compensation program is designed to attract and retain highly qualified executives and to motivate them to maximize shareholder value while managing risk appropriately and maintaining the safety and soundness of the organization. Our executive compensation program is aligned with short-term and long-term Company performance and includes best practices designed to reflect sound corporate governance.

The Company is committed to aligning the compensation of the executive officers with the Company’s financial and operational performance. The Compensation Committee uses both annual cash bonuses and equity awards to link executive pay with the Company’s performance. Payouts under the annual and long-term incentive plans are based on the Company’s achievement of key corporate, strategic and line of business performance goals. A minimum achievement of the threshold is required to earn the minimum annual cash bonus and equity, and performance that exceeds the target results in higher annual bonus and equity awards. As a result of the structure of the Company’s incentive plans, the Compensation Committee believes that compensation paid to NEOs is effectively aligned with the Company’s performance.

Compensation Program Governance

The Compensation Committee assesses the effectiveness of our executive compensation program from time to time and reviews risk mitigation and governance matters, which includes maintaining the following best practices:

What We Do	✔	The majority of total executive compensation opportunity is variable and at-risk, with a substantial portion tied to performance goal achievement.
✔

The allocation of incentives among the annual cash incentive plan and long-term equity awards incentivizes performance to reach shorter-term goals without over-emphasizing short-term performance at the expense of achieving long-term goals.

	✔	To ensure that no single measure affects compensation disproportionately, we use a diverse set of financial and operational performance goals in the design of our compensation program.
	✔	To provide information and advice for use in Compensation Committee decision-making, our compensation committee has engaged an independent compensation consultant.
✔

For compensation decisions, we maintain and reference a peer group of companies based on industry, asset size and geography, reviewing and updating this compensation peer group periodically and as necessary or appropriate.

	✔	Our executive officers and directors are subject to guidelines to maintain certain levels of stock ownership.
	✔	We maintain a clawback policy to recoup cash and equity-based incentives paid to executive officers earned based on a material error in the financial statements
What We Don’t Do	✘

We prohibit employees and non-employee directors from engaging in short sale transactions in our securities. Hedging transactions or maintaining our securities in a margin account must be pre-cleared by the Company’s compliance officer.

	✘	No excise tax gross ups in employment or change in control agreements.
	✘	No excessive perquisites for executive officers.

II.	Determination of Named Executive Officer Compensation

Role of the Board, Compensation Committee, and Management

In considering appropriate levels of compensation for executives, the Compensation Committee considers the Company’s performance and individual NEO performance and experience, as well as peer and broader financial services industry comparisons and affordability analysis. When deemed appropriate, the Compensation Committee requests that its independent compensation consultant provide it with survey data of executive compensation for financial services companies that are comparable to the Company. The Compensation Committee generally requests such market data from the compensation consultant every year.

The Chair of the Compensation Committee works with the Chairman and CEO and the Human Resources department to establish the agenda for Compensation Committee meetings. The Chairman and CEO and Human Resources department also interface with the Compensation Committee in connection with the Compensation Committee’s executive compensation decision-making, providing comparative market data as well as making recommendations. The Compensation Committee periodically meets with the Chairman and CEO and members of the Human Resources department to assess progress toward meeting objectives set by the board of directors for both annual and long-term compensation. The Compensation Committee also meets in executive session without management present when appropriate. Our Chairman and CEO does not play any role with respect to any matter affecting his own compensation and is not present when the Compensation Committee discusses and formulates the compensation recommendation.

The Compensation Committee reviews all the components of compensation in making determinations on the mix, amount, and form of executive compensation. While the Compensation Committee does not use any quantitative formula or multiple for comparing or establishing compensation for executive management, it is mindful of internal pay equity considerations and assesses the relationship of the compensation of each executive to other members of executive management.

Role of the Independent Compensation Consultant

The Compensation Committee has directly engaged Aon’s Human Capital Solutions practice, a division of Aon plc (otherwise known as McLagan) (“McLagan”) as its external compensation consultant. McLagan reports to, and receives its directions from, the Compensation Committee, and a representative of McLagan regularly attends Compensation Committee meetings as its independent advisor. McLagan helped facilitate the executive officer compensation process, including the creation of a compensation peer group for comparing our NEOs’ compensation to the market and provides advice and information on other executive compensation matters.

In considering McLagan’s engagement, the Compensation Committee evaluated McLagan’s independence and any conflicts of interest in accordance with applicable SEC rules and Nasdaq listing requirements. The Compensation Committee requested and received a report from McLagan addressing the independence of McLagan and its senior advisors. The Compensation Committee considered McLagan’s provision of other services to the Company, the fees paid by the Company to McLagan as a percentage of McLagan’s total revenue, McLagan’s policies and procedures to prevent conflicts of interest, and the confirmation by McLagan that it and its representatives have no business or personal relationship with any member of the Compensation Committee, do not own any stock of the Company, and have no business or personal relationship with any executive officer of the Company. The Compensation Committee concluded that McLagan is independent of the Compensation Committee and of Company management and has no conflicts of interest in its performance of services to the Compensation Committee.

Peer Group

The Compensation Committee believes that obtaining relevant market and peer group data is very important to making determinations about executive officer compensation. Such information provides a reference point for making decisions.

The Compensation Committee takes into consideration the structure and components of, and the amounts paid under, the executive compensation programs of other, comparable peer companies, as derived from public filings and other sources, when making decisions about the structure and component mix of our executive compensation program. The Compensation Committee also considers the practices of our competitors and the broader industry for recruiting and retaining talent.

The Compensation Committee, with the assistance of McLagan, developed a peer group for certain compensation decisions in 2023. With the exception of removing Capstar Financial Holdings, Inc. which was acquired by Old National Bancorp on April 1, 2024, we utilized that same peer group for 2024. The peer group is updated periodically by the Compensation Committee, based on a process that includes recommendations from internal sources, including the Human Resources department, and external sources such as our independent compensation consultant, to reflect the companies against which the Company competes for executive talent or for shareholder investment. The peer group was defined using the following criteria:

●	Public bank holding companies with assets between $3 and $12 billion
●	Located in the southeast or southwest regions of the U.S.
●	Commercial loans >60% of overall portfolio
●	More than ten branch locations

The 2024 compensation peer group consisted of the following companies:

Veritex Holdings, Inc	Stock Yards Bancorp, Inc.	Southern First Bancshares, Inc.
Seacoast Banking Corp. of Florida	The First Bancshares, Inc.	HomeTrust Bancshares, Inc.
Stellar Bancorp, Inc.	Great Southern Bancorp, Inc.	Guaranty Bancshares, Inc.
First Bancorp, Inc.	Triumph Financial, Inc.	Home Bancorp, Inc.
Origin Bancorp, Inc.	Equity Bancshares, Inc.	First Guaranty Bancshares, Inc.
National Bank Holdings Corp.	SmartFinancial, Inc.
Amerant Bancorp Inc.	South Plains Financial, Inc.
Southside Bancshares, Inc.	Third Coast Bancshares, Inc.

III.	Elements of 2024 Compensation

The Compensation Committee has structured our executive compensation program to ensure that our NEOs are compensated in a manner consistent with shareholder interests, competitive pay practices, and applicable requirements of regulatory bodies.

The components of our 2024 executive compensation program consist primarily of elements that are generally available to our employees, including base salary, annual cash incentive, long-term incentive, and broad benefits.

Element	Description	Purpose
Base Salary	Fixed cash compensation based on each executive officer’s role, individual skills, experience, performance, geography, and positioning relative to market and internal equity	Base salaries are intended to provide stable compensation to executives, allow us to attract and retain superior executive talent and maintain a consistent, stable leadership team

Short-Term Incentives: Annual Cash Incentive	Variable cash compensation based on the level of achievement of pre-determined annual corporate goals and individual performance

Annual cash incentive opportunities are designed to align our executive officers in achieving short-term goals; payout levels are generally determined based on actual financial results and the degree of achievement of Company and individual performance

Long-Term Incentives: Equity-Based Compensation

Restricted Stock Units (RSUs) and Performance Restricted Stock Units (PRSUs) earned based on achievement of pre-defined corporate performance objectives, with additional three-year time-based RSU vesting and three-year cliff-based PRSU vesting

Equity based compensation is designed to motivate and reward executives to achieve multi-year strategic goals and to deliver sustained long-term value to shareholders, as well as to attract and retain executive officers for the long-term

2024 Target Pay Mix

The target pay mix supports the core principles of our executive compensation philosophy and objectives of compensating for performance and aligning executive officers’ interests with those of shareholders, by emphasizing both annual and long-term incentives. The graphics below illustrate the mix of fixed, target annual cash incentive, and target long-term equity incentive compensation we provided to our Chairman and CEO and the average of the other NEOs for 2024.

Base Salaries

Base salaries provide executives with fixed cash compensation to attract and retain highly qualified executives. The base salaries for the Company’s NEOs are typically established in the second quarter of the year after the Company’s financial information and performance results from the previous year are available, although other adjustments are made occasionally to reflect changes in responsibility or other developments. In establishing base salaries for our NEOs, the Compensation Committee has relied on external market data obtained from outside sources, including a peer bank salary study prepared by our independent compensation consultant. In addition to considering the information obtained from such sources, the Compensation Committee has considered:

●	Each NEO’s scope of responsibility
●	Each NEO’s years of experience
●	Types and amount of the elements of compensation to be paid to each NEO

●

Overall financial performance and performance with respect to other aspects of our operations, such as growth, asset quality, profitability, and other matters, including the status of our relationship with the banking regulatory agencies; and

●	Each NEO’s individual contributions to our Company-wide performance, including leadership, teamwork, and community service.

The Compensation Committee approved salary increases in 2024 for all NEOs after considering the factors listed above.

Name	2023 Base Salary	2024 Base Salary	% Change
David R. Melville, III	$705,000	$775,500	10.0%[1]
Gregory Robertson	$392,000	$425,000	8.4%
Philip Jordan	$392,000	$425,000	8.4%
Keith Mansfield	$392,000	$425,000	8.4%
Jerry Vascocu	$392,000	$489,000	24.7%[2]

(1) Mr. Melville's annual merit increase was higher in recognition of his promotion to Chairman.

(2) In addition to his annual merit increase, Mr. Vascocu’s base salary was increased when he was promoted to President of the Bank.

Annual Cash Bonuses

Our annual cash bonus is a short-term, non-equity incentive plan that is intended to motivate and reward the NEOs’ performance and contributions to our success and focus each NEO’s attention on specific goals. The plan provides an annual cash incentive based on the achievement of Company performance metrics and the execution of key initiatives for each NEO. Under the annual cash incentive, the amount of each NEO’s target bonus opportunity is determined as a percentage of the NEO’s base salary, with the actual payout amount determined based on corresponding performance and payout curves.

Target Opportunities

The 2024 target annual cash incentive opportunities for our NEOs, expressed as a percentage of their base salary and a dollar amount, are detailed in the table below. The total annual bonus award paid to each NEO is determined based on the extent to which Company and individual goals are achieved with potential payouts ranging from 50% to 150% of each NEO’s target annual incentive award opportunity. The Chairman and CEO recommends the target annual cash incentive opportunity levels for each NEO to the Compensation Committee. The Compensation Committee reviews the Chairman and CEO’s recommendations along with, as applicable, market data to ensure that proposed target opportunity levels provide an appropriate opportunity to earn bonuses and are competitive with the companies in the Company’s peer group. The Compensation Committee then makes a recommendation to the board of directors for approval, but the Compensation Committee retains discretion to adjust the target opportunity levels during the year. The target annual cash incentive opportunity percentages for each NEO, other than Mr. Vascocu, remained unchanged from 2023. With Mr. Vascocu’s promotion to President of the Bank, his target annual cash incentive opportunity increased from 40% to 50%.

Name	Target Opportunity (% of base salary)	Target Opportunity ($)
David R. Melville	65%	$504,075
Gregory Robertson	40%	$170,000
Philip Jordan	40%	$170,000
Keith Mansfield	40%	$170,000
Jerry Vascocu	50%	$244,500

Company Performance Goals

The Compensation Committee determines payouts under the annual cash bonus program utilizing a structured, objective approach based upon the Company’s achievement of performance objectives. At the beginning of each year, the Chairman and CEO recommends the Company performance goals to the Compensation Committee, and the Compensation Committee reviews the Chairman and CEO’s recommendations and then makes a recommendation to the board of directors for approval. The Compensation Committee retains discretion to adjust the Company performance goals during and following the end of the year.

The performance metrics utilized for the named executive officers were core ROAA, and core efficiency ratio. The target core ROAA and core efficiency ratio performance goals for 2024 were set 0.13% and 3.87% lower than 2023 core ROAA and core efficiency ratio actual results, respectively, but exceeded consensus analyst estimates at the time. The 2024 actual adjusted core ROAA and core efficiency ratio were expected to be significantly impacted by market conditions affecting the entire financial industry, including declining interest rates, net interest margin compression and increasing credit costs. These factors resulted in lower core net income budget expectations for 2024, as compared to 2023 results.

The Company performance goals, which represent 80% of the target annual cash incentive opportunity for each NEO for 2024 included Core Return on Assets, or Core ROA, Core Efficiency Ratio, and Classified Assets Coverage Ratio. The board of directors approved a specific percentage weight that was allocated to each of these performance goals and established a threshold, target, and superior performance level for each Company performance goal. The target levels for each Company performance goal are intended to be achievable but challenging.

If performance falls below the threshold on the Company performance goals, no payment is earned. Superior represents the maximum level of performance at which a payment is earned on each performance metric. If the performance achieved for any Company performance metric is above the superior level, no additional incentive is earned above the superior amount. Actual performance between threshold, target and superior performance levels is interpolated to determine the amount of payout based on achievement of the Company performance goals.

Based upon a review of our audited financial results and performance for 2024, our Compensation Committee confirmed achievement of our Company performance goals as set forth in the “2024 Actual Result” column in the table below, resulting in an overall weighted performance of 100.5% for such goals.

Performance Goals	Weight	Threshold	Target	Superior	2024 Actual Result	2024 Performance Level	2024 Weighted %
Core ROA	50%	0.85	0.92	0.99	0.94	Above Target	57.1%
Core Efficiency Ratio	15%	67.50	65.80	64.10	64.47	Above Target	20.9%
Classified Assets Coverage Ratio	15%	12.0	10.0	8.0	6.53	Superior	22.5%
Total Company Performance Goals	80%						100.5%

Individual Performance

The Compensation Committee also considers the individual achievement for each NEO in relation to the achievement of goals in their area of responsibility, which for 2024, represented 20% of the annual cash incentive target opportunity. The Compensation Committee evaluates an NEO’s individual performance based on threshold, target, and superior performance levels.

The Compensation Committee determined achievement of the individual performance component for the Chairman and CEO and other NEOs to be 150% of target, based on the accomplishments and performance of all NEOs during the year in their respective areas of responsibility as well as in their contributions to overall Company success. Below is a summary - of the significant accomplishments considered by the Compensation Committee in its evaluation of our NEO’s performance for 2024:

Name	Position		2024 Accomplishments
●

Led b1BANK team through a year of solid growth, continuing to improve structure of balance sheet through consistent capital accretion, improved liquidity positioning, and increased diversification of asset exposure.

David R. Melville	President and Chief Executive Officer	●	Continued recruitment, development and retention of executive management in preparation for approaching $10B asset size threshold. The Bank again received national recognition as a top place to work, including being honored by American Banker as one of the country’s best banks to work for.
		●	Consummated one whole bank acquisition (Oakwood Bank) and one non-bank acquisition (Waterstone, LSP).
●

Increased brand awareness through continued service in numerous community facing roles as well as being named by The Financial Technology Report as one of the “Top 50 Technology CEOs of 2024.” Represented the bank on numerous panels and at conferences with investors and analysts.

		●	Partnered with Product Management to implement deposit pricing strategy to shift fixed term funding into floating-rate money market accounts to prepare for the Fed’s policy transition to rate cuts.
		●	Implemented new Funds Transfer Pricing Methodology at the instrument level.
Gregory Robertson	Executive Vice-President and Chief Financial Officer	●	Stood up TEFRA subsidiary to hold municipal securities in a more efficient manner.
		●	Integrated and converted Waterstone, an SBA Loan Service Provider.
		●	Integrated acquisition of Oakwood Bancorp and are running/combining information for financial reporting starting October 2024.
		●	Represented the bank with analysts and investors at various conferences throughout the country.

●

Led the Retail and Commercial production teams through another solid year of growth in both loans and deposits. The Bank demonstrated organic loan growth, excluding the Oakwood acquisition, of 5% while at the same time continuing to diversify the portfolio, including shrinking our C&D exposure from 92% of Risk Based Capital at year-end 2023 to 78% at year-end 2024. Organic deposits, excluding the Oakwood acquisition, grew 10% year over year.

Philip Jordan	Executive Vice-President and Chief Banking Officer	●	Implemented a new loan program, GROW, for ag borrowers, tailored to help farmers managing smaller farming operations to access credit. The first year of the program generated approximately 25MM in crop loans consisting of 15 new clients to the bank.
		●	Collaborated with the Correspondent Banking Group to generate significant increases in non-interest income through increased SBA loan sales and stand up of a Derivatives desk which generated $2.3MM in swap income for the bank.
●

Completed a Business Process Improvement (BPI) program in collaboration with FIS. This initiative will drive greater efficiency in core banking operations through automation, streamlined processes, and enhanced controls, resulting in faster processing times, lower costs, and an improved client experience.

		●	Implemented a new Target Operating Model (TOM) to align our structure, technology, and processes with the Company’s long-term strategy. The TOM will enhance operational agility, scalability, and efficiency while promoting standardized processes and digital integration.
Keith Mansfield	Executive Vice-President and Chief Operations Officer	●	Expanded our physical presence with the opening of three new branches. In support of operational resilience, procured and deployed a mobile ATM to support community and disaster relief efforts.
		●	Advanced several key product and service initiatives, including Phase 1 of our New Consumer Products Suite—completing system buildout, validation, testing, and training—and initiated Phase 2, focusing on account right-fit strategies. Implemented new deposit hold procedures and migrated all deposit forms to our internally developed serving application, Service Center, with corresponding staff training.
		●	Completed our migration to the new SharePoint platform and advanced multiple technology projects, including nCino for Commercial Loans, electronic content management data purging, and the development of custom workflows for Credit, Asset-Based Lending, and Imaging teams.
		●	Guided the planning for and rollout of a new Loan Origination System, nCino and continued to facilitate improvements to the effective integration of the system.
		●	Established relationships with key leaders at newly acquired Oakwood Bank.
N. Jerome Vascocu, Jr.	President	●	Worked with Chief Risk Officer to hire industry veterans into newly established roles including a seasoned Director of Fraud Risk and Director of Internal Loan Review.
		●	Led the full integration of new relationship management and profitability platforms within our banker teams across the bank’s footprint including tailoring advanced reporting and customized benchmarks for portfolio management practices in bank markets.
		●	Defined procedural guidance to help accelerate revenues generated through our Derivatives Solutions group and SBA offerings.

Payout Determination

Our Compensation Committee determined the cash incentive compensation payout for 2024 performance based on achievement of the Company and individual performance elements described above, in accordance with the weighting for each element. The total annual cash bonus paid to each NEO for 2024 performance is set forth in the following table.

Name	Annual Incentive Opportunity			Achievement		Actual
	2024 Base Salary	Target (% of base salary)	Target ($)	Corporate (80% target weight)	Individual (20% target weight)	2024 Earned Award	As a % of Target
David R. Melville	$775,500	65%	$504,075	100.5%	30%	$657,871	130.51%
Gregory Robertson	$425,000	40%	$170,000	100.5%	30%	$221,868	130.51%
Philip Jordan	$425,000	40%	$170,000	100.5%	30%	$221,868	130.51%
Keith Mansfield	$425,000	40%	$170,000	100.5%	30%	$221,868	130.51%
Jerry Vascocu	$489,000	50%	$244,500	100.5%	30%	$319,098	130.51%

Long-Term Incentive Awards

Long-term incentive compensation is another important part of our executive compensation program and provides equity-based awards to reward performance in executive roles and to align more closely the interests of our executives with those of our shareholders. It is a variable equity element that provides an emphasis on long-term performance goals, common stock price performance, ongoing improvement and continuity of performance. Under the relevant shareholder-approved plan, the Committee may grant non-qualified stock options, incentive stock options, performance shares, restricted stock and restricted stock units. Our long-term incentive program (“LTIP”) is designed to reward executives for performance results over a multi-year period relative to the Company's objectives while aligning the interests of our executives with those of our shareholders through the use of equity.

As Business First has continued to evolve and mature as a public company, the Compensation Committee has correspondingly sought to evolve the executive program as appropriate for Business First’s stage of development and size. The Compensation Committee, considering feedback from its shareholders, and with the assistance of its independent compensation consultant, proposed and received shareholder approval in May 2024 of a new long-term incentive program for NEOs. The Compensation Committee structured the new long-term incentive program to motivate executive officers to achieve multiyear strategic goals and deliver sustained long-term value to shareholders, and to reward them for doing so. Awards under the new program are structured as follows:

Equity Vehicle	2024 Allocation	Vesting Condition	Rationale for Use
Restricted Stock Units	50%	Equal annual installments over three-year period	● Aligns with shareholders’ interest ● Promotes retention ● Reinforces an ownership culture and a commitment to our company
Performance Restricted Stock Units	50%	Achievement of one absolute goal and one peer-relative goal for a three-year cliff performance period	● Ties compensation to important financial goals ● Uses a relative goal to filter macroeconomic factors where management may have limited ability to influence

The initial grants under the new plan were made on December 12, 2024, based on the target level of performance. The Compensation Committee approved the following grants to the Named Executive Officers:

	Time-Based Restricted Stock Units		Performance-Based Restricted Stock Units
Name	Units Granted	Grant Date Fair Value (1) ($)	Units Granted	Grant Date Fair Value (1) ($)
David R. Melville	14,966	423,388	14,966	423,388
Gregory Robertson	5,555	157,151	5,555	157,151
Philip Jordan	5,555	157,151	5,555	157,151
Keith Mansfield	5,555	157,151	5,555	157,151
Jerry Vascocu	7,657	216,617	7,657	216,617
(1) The amounts reported are grant date fair value computed in accordance with ASC Topic 718 based on the closing price of our common stock on the date of grant, which was $28.29.

The time-based restricted stock units will vest in three equal annual installments beginning on the first anniversary of the grant date. The performance restricted stock units (PRSUs) will vest on December 12, 2027, provided certain performance metrics are met. The number of PRSUs that will ultimately vest will range from 0% for below threshold performance, or 50% to 150% of target for performance between threshold and superior performance over the January 1, 2024 to December 31, 2026 performance period.

The goals and performance levels for the PRSUs are as follows:

Measure	Weight	Threshold	Target	Superior
ROATCE (3-year average)	50%	80% of Target	Target	110% of Target
Peer-Relative EPS Growth	50%	25th Percentile	50th Percentile	75th Percentile

ROATCE will be measured against established internal targets based on the company’s strategic plan. We have elected not to disclose these values for competitive reasons. Cumulative EPS Growth will be compared to a group of 103 publicly traded banks with total assets between $3.3 billion and $13.3 billion. For further alignment with shareholder interests, vested PRSUs will be capped at target should the Company’s total shareholder return be negative for the performance period.

Prior to adopting the 2024 Long-Term Incentive Plan, the Company granted restricted stock under our 2017 Equity Incentive Plan based on performance in the preceding calendar year. The last such grants were made was in February 2024 and were based on performance achieved in 2023. Despite no overlap with the new plan’s performance period (2024-2026), both grants are included in the 2024 fiscal year within the Summary Compensation Table. Having multiple equity awards in the single calendar year is a result of transitioning from a backwards-looking LTI plan to a forward-looking LTI plan and not reflective of the NEOs’ annual compensation package. The restricted shares vest in three equal installments over a period of two years, beginning shortly after the grant date, subject to the executive’s continued employment with certain exceptions for qualifying terminations. The first installment vests shortly after the grant date because we considered performance and services in the prior year when making the LTIP grant decisions.

The Compensation Committee determined the amount of restricted stock to be granted to each NEO in 2024 based on the achievement of the performance goals for 2023, as described in the table below. The 2023 LTIP goals were selected in light of our long-term strategic plan, long-term initiatives and the need to balance risks in executive compensation arrangements. The 2023 LTIP goals also represented metrics related to our key priorities, including pre-tax pre-provision net revenue and core diluted earnings per share. The restricted stock awards have a grant date fair value (based on the closing price of our common stock on the close of business on the last business day prior to the grant date) equal to the dollar amount calculated by multiplying the target amount of salary by the actual performance percentages.

Performance Goals	Weight	Threshold	Target	Superior	Actual Results	Performance Level
Pre-Tax Pre-Provision Net Revenue	50%	$90,867,000	$96,176,000	$102,483,000	$ 95,899,000	Below Target
Core Diluted Earnings Per Share[1]	50%	$2.39	$2.58	$2.77	$2.62	Above Target

(1) Core Diluted Earnings Per Share is a non-GAAP adjusted measure and excludes one-time non-recurring items unrelated to core results. For additional details and a reconciliation of Core Diluted Earnings Per Share to GAAP financial measures, please see “Non-GAAP Financial Measures” in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2024.

The total of the LTIP goals achieved based on 2023 performance was above target level. The table below details, for each NEO, the resulting grant levels as a percentage of 2023 base salary, the value of restricted stock granted, and the total number of shares of restricted stock granted in February 2024.

Name	LTIP Opportunity			Restricted Stock Granted (% of 2023 salary)	Value of Restricted Stock Granted	Restricted Stock Granted (#)
	Threshold (% of 2023 salary)	Target (% of 2023 salary)	Superior (% of 2023 salary)
David R. Melville	46.88%	93.75%	140.63%	95.55%	$673,647	29,715
Gregory Robertson	31.25%	62.50%	93.75%	63.70%	$249,711	11,108
Philip Jordan	31.25%	62.50%	93.75%	63.70%	$249,711	11,108
Keith Mansfield	31.25%	62.50%	93.75%	63.70%	$249,711	11,108
Jerry Vascocu[1]	31.25%	62.50%	93.75%	63.70%	$249,711	11,108
(1) The above grants exclude Mr. Vascocu’s retention bonus grants which are discussed in further detail in the “Other Employment Arrangements” section.

Benefits and Perquisites

Generally, our named executive officers participate in the same benefit plans designed for all of our full-time employees, including health, dental, vision, disability, and basic group life insurance coverage. The purpose of our employee benefit plans is to help attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors.

We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain qualified executives. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. In 2024, we provided certain of our named executives officers with an allowance for automobile-related expenses and paid for certain club memberships.

Retirement Benefits

We have established a 401(k) tax-deferred savings plan, which permits participants, including our NEOs, to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. We are responsible for administrative costs of the 401(k) plan. We match contributions made by our employees, including our NEOs, to the 401(k) plan in an amount equal to 100% of the employee’s contribution, up to 4% of the employee’s compensation (comprising base salary and bonus) and subject to other limitations under applicable laws. As part of our total compensation policy, the Chairman and CEO and the Compensation Committee also approve certain executives to participate in a Supplemental Executive Retirement Plan (“SERP”). Each of our NEOs is a participant in the SERP. The SERP is intended to supplement payments due to participants upon retirement under our other qualified plans. Participation in the SERP is elective. Terms of the NEO SERP are described below under the section entitled “Supplement Executive Retirement Plan.”

Non-Qualified Deferred Compensation

Effective August 1, 2024, the Company adopted the b1BANK Non-Qualified Deferred Compensation Plan (the "NQDC Plan") which permits eligible participants, including our NEOs, to defer certain earnings. The Committee believes the plan is competitive with those offered by the Company's peer financial institutions and is an important tool in attracting and retaining executive management. The plan allows executives, including NEOs, to defer on a pre-tax basis up to 80% of their annual base salary, up to 100% of their cash bonus, and up to 100% of their equity grant. The NQDC Plan permits discretionary contributions by the Company. The Company did not make any discretionary contributions to the NQDC Plan for any NEOs in 2024. Distributions can be received under this plan upon retirement, death, long-term disability, termination of employment or during employment at specified dates.

IV.	Additional Compensation Policies and Practices

Hedging and Pledging

We have adopted an insider trading policy called the Business First Bancshares, Inc. Insider Trading Policy (our “Insider Trading Policy”), a copy of which is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024. It governs transactions involving Company securities by our directors, officers, employees and certain of their respective family members, households, and controlled entities.

Our Insider Trading Policy strongly discourages our directors, officers and employees (together with the affiliates and immediately family members of each) from engaging in certain hedging and derivative transactions with respect to the Company’s securities. In addition, the Insider Trading Policy requires preclearance of any such transactions. Similarly, our Insider Trading Policy prohibits ownership of Company securities in a margin account and discourages pledging Company securities and requires preclearance of any pledging transactions.

In addition, with regard to the Company’s trading in its own securities, it is the Company’s policy to comply with all applicable insider trading laws, rules and regulations and applicable listing standards. It is our general practice to have our General Counsel or her designee review in advance any plans for transactions involving Company securities to be undertaken by the Company.

We believe that these policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards.

Executive Compensation Recoupment

The Compensation Committee adopted the Executive Clawback Policy to enable the Company to recover erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement. The policy is designed to comply with, and to be interpreted in a manner consistent with, Section 10D of the Exchange Act, SEC Rule 10D-1, and with the Nasdaq listing rules. Under the policy, in the event of an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct a material error in previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company must recover erroneously awarded incentive-based compensation previously paid to the Company’s executive officers in accordance with the terms of such Clawback Policy. Furthermore, under the policy, the Company is prohibited from indemnifying any executive officer or former executive officer against the loss of erroneously awarded incentive-based compensation and from paying or reimbursing an executive officer for purchasing insurance to cover any such loss.

Stock Ownership Guidelines

In January 2024, the board of directors adopted stock ownership guidelines for the Company’s non-employee directors and its NEOs officers to align their interests and objectives with those of our shareholders. The table below reflects the minimum ownership value for the Company’s non-employee directors and its NEOs as a multiple of their respective base retainers or salaries, as applicable. Accumulation of the amount of stock required under the ownership guidelines is generally required within five years of the date such person becomes subject to the guidelines.

Position	Minimum Ownership Level
Chairman and Chief Executive Officer	3x base salary
Directors	3x base cash retainer
All Other Named Executive Officers	1.5x base salary

All direct holdings (shares held as owner of record or in a brokerage account), shares held in the Business First 401(k) Profit-Sharing Plan and Trust and other retirement accounts or deferred compensation plans, shares of performance-based restricted stock units once achievement of performance goals has been certified, and shares of restricted stock that are only subject to time-based vesting or deferred stock units that are not subject to vesting but have been settled. Under the guidelines, unexercised and vested “in the money” stock options or stock appreciation rights, performance shares or performance share units, and shares pledged as collateral for a loan are not included in the calculation of stock ownership value.

Option Award Disclosure

The Compensation Committee does not grant stock options or similar equity awards during periods in which there is material nonpublic information about our Company, including (1) outside a “trading window” established in connection with the public release of quarterly results information or (2) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of equity awards. Equity awards may occasionally be granted on an off-cycle basis, including to new hires. The Company has not timed the disclosure of material nonpublic information to affect the value of executive compensation.

Compensation Committee Report

The Compensation Committee of the board of directors of Business First Bancshares, Inc. has reviewed and discussed the Compensation Discussion and Analysis for the Company for the year ended December 31, 2024, with management. In reliance on the reviews and discussions with management, the Compensation Committee recommended to the board of directors, and the board of directors has approved, that the Compensation Discussion and Analysis be included in the required Company filings with the SEC, including the proxy statement for the 2025 Annual Meeting of Shareholders of Business First Bancshares, Inc. and its incorporation by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

The Compensation Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement. Submitted by the Compensation Committee of the board of directors.

Patrick E. Mockler, Chairman

James J. Buquet, III

Rolfe H. McCollister, Jr.

Kenneth W. Smith

Ricky D. Day

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for the fiscal years ended December 31, 2022, 2023, and 2024.

		Summary Compensation Table

							Change in
							Pension Value
						Non-Equity	& Nonqualified
						Incentive	Deferred
					Stock	Plan	Compensation	All Other
		Salary	Bonus		Awards¹	Compensation	Earnings²	Compensation³	Total
Name and Principal Position	Year	($)	($)		($)	($)	($)	($)	($)
David R. Melville, III	2024	740,250			1,512,689	657,871	164,290	41,849	3,116,949
President and	2023	690,000			945,122	543,353	154,350	64,555
Chief Executive Officer	2022	662,500			676,478	658,125	144,549	110,739
Gregory Robertson	2024	408,500			563,232	221,868	42,419	33,199	1,269,218
Executive Vice President and	2023	377,000			335,490	201,600	38,688	34,226
Chief Financial Officer	2022	350,000			256,493	217,200	35,243	41,345
Philip Jordan	2024	408,500			563,232	221,868	48,145	45,765	1,287,510
Executive Vice President and	2023	377,000			335,490	201,600	41,721	52,083
Chief Banking Officer	2022	362,645			256,493	217,200	36,212	82,622
Keith Mansfield	2024	408,500			563,232	221,868	27,588	31,180	1,252,368
Executive Vice President and	2023	377,000			335,490	201,600	25,000	29,465
Chief Operating Officer	2022	350,000			256,493	217,200	22,616	37,504
Norman "Jerry" Vascocu	2024	448,667	50,000	⁴	732,167	319,098	39,479	81,709	1,621,120
President of the Bank	2023	376,091	50,000		385,502	201,600	39,425	35,622
	2022

¹ The dollar amount of our stock awards reflects the aggregate fair value determined as of the grant date in accordance with Financial Accounting Standards Codification Topic 718, Stock Compensation. The market value at the grant date was based on the closing price of our common stock on the date of approval prior to the grant date. The restricted stock value in this column includes the annual grant in February and the transitional grant in December. The annual grant in February of restricted stock vest in three equal installments over a period of two years shortly after the grant date. The transitional grant in December is 50% restricted stock units and 50% performance stock units. The restricted stock units vests ratably over three years, and the performance stock units cliff vest at the end of the three-year performance period. The performance restriced units are subject to the achievement of enumerate performance goals.

² Represents the increase change in pension for the NEOs accrued benefits under the SERP.
³ All Other Compensation for the NEOs includes the total of the benefits and perquisities in the designated table.

⁴ Per Mr. Vascocu's Retention Bonus Agreement, Mr. Vascocu is entitled to a retention bonus payable in five equal amounts of $100,000, for a total of $500,000. The annual retention bonus is 50% payable in cash and 50% is payable in restricted stock. Mr. Vascocu must be employed in good standing on the anniversary date of the Retention Bonus Agreement to be entitled to the payment.

All Other Compensation
Named Executive Officer	401(k) Match Contribution	Car Allowance	Executive Allowance	Club Dues	Relocation	Items below $10k	Total
David R. Melville, III	$13,800		$12,000	$16,049			$41,849
Gregory Robertson	$13,800	$10,728		$7,241		$1,430	$33,199
Philip Jordan	$13,800	$10,728		$19,960		$1,277	$45,765
Keith Mansfield	$13,800	$10,728		$5,310		$1,342	$31,180
Norman "Jerry" Vascocu	$10,682	$10,728		$37,192	$21,830	$1,277	$81,709

Grants Of Plan-Based Awards

The following table presents information regarding all non-equity incentive plan and equity incentive plan awards that were made to the NEOs during or for the year ended December 31, 2024. The amounts paid in 2024 and reported below were based on 2023 performance, with the exception of Mr. Vascocu’s November 21, 2024 stock award which was required under his Retention Agreement.

Grants of Plan Based Awards Table

								All Other	Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Stock Awards:	Grant Date
		Under Non-Equity Incentive			Under Equity Incentive			Number of	Fair Value
		Plan Awards¹			Plan Awards²			Shares of Stock	Of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units³	Awards⁴
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
David R. Melville, III		252,038	504,075	756,113
	2/1/2024							29,715	665,913
	12/12/2024							14,966	423,388
	12/12/2024					14,966			423,388
Gregory Robertson		85,000	170,000	255,000
	2/1/2024							11,108	248,930
	12/12/2024							5,555	157,151
	12/12/2024					5,555			157,151
Philip Jordan		85,000	170,000	255,000
	2/1/2024							11,108	248,930
	12/12/2024							5,555	157,151
	12/12/2024					5,555			157,151
Keith Mansfield		85,000	170,000	255,000
	2/1/2024							11,108	248,930
	12/12/2024							5,555	157,151
	12/12/2024					5,555			157,151
Norman "Jerry" Vascocu		122,250	244,500	366,750
	2/1/2024							11,108	248,930
	11/21/2024							1,789	50,003
	12/12/2024							7,657	216,617
	12/12/2024					7,657			216,617

¹ The amounts shown in these columns reflect possible payouts under the Annual Executive Short-Term Cash incentive plan for 2024 for Messers. Melville, Robertson, Jordan, Mansfield and Vascocu. The minimum payment level (threshold) was 50% of the target amount shown, and the maximum possible payment level (Superior) was 150% of the target amount shown. All of these amounts are percentages of the executive's base salary as of December 31, 2024.

² Respresents the performance stock units that were approved by the Board of Directors on December 4, 2024.

³ With regards to Mr. Melville the Compensation Committee recommended on January 31st, then approved by the Board of Directors on February 1st the annual February 1, 2024 RSA grant. The other NEOs were approved by the Compensation Committee on January 31st for the annual February 1, 2024 RSA grant. The Board of Directors approved on December 4, 2024 the December 12, 2024 transitional RSU grant.

⁴ The dollar amount of our restricted stock reflects the aggregate fair value determined as of the grant date in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation. The market value at the grant date was based on the closing price of our common stock on the date of approval prior to the grant date.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our named executive officers on December 31, 2024.

Outstanding Equity Awards at Fiscal Year End

		Stock Awards
					Equity
				Equity	Incentive
				Incentive	Plan Awards:
				Plan Awards:	Market or
				Number of	Payout Value
			Market	Unearned	of Unearned
		Number of	Value of	Shares,	Shares,
		Shares or	Shares or	Units or	Units or
		Units That	Units That	Other Rights	Other Rights
		Have Not	Have Not	That Have	That Have
		Vested	Vested⁵	Not Vested	Not Vested⁵
Name	Grant Date	(#)	($)	(#)	($)
David R. Melville, III	2/1/2023	15,494¹	398,196
	2/1/2024	19,909²	511,661
	12/12/2024	14,966³	384,626
	12/12/2024			14,966⁴	384,626
Gregory Robertson	2/1/2023	5,500¹	141350
	2/1/2024	7,442²	191,259
	12/12/2024	5,555³	142,764
	12/12/2024			5,555⁴	142,764
Philip Jordan	2/1/2023	5,500¹	141,350
	2/1/2024	7,442²	191,259
	12/12/2024	5,555³	142,764
	12/12/2024			5,555⁴	142,764
Keith Mansfield	2/1/2023	5,500¹	141,350
	2/1/2024	7,442²	191,259
	12/12/2024	5,555³	142,764
	12/12/2024			5,555⁴	142,764
Norman "Jerry" Vascocu	2/1/2023	5,500¹	141,350
	2/1/2024	7,442²	191,259
	12/12/2024	7,657³	196,785
	12/12/2024			7,657⁴	196,785
¹ Represents the Restricted Stock that vests annually in 33.3% increments with the final tranche vesting on March 31, 2025.
² Represents the Restriced Stock that vests annually in 33.3% increments with the final tranche vesting on March 31, 2026.
³ Represents the Restricted Stock that vests annually in 33.3% increments with the final tranche vesting on December 12, 2027.
⁴ Represents the peformance restricted stock units that have a 3-year cliff vesting on December 12, 2027.
⁵ Based on the $25.70 closing price on the last trading date of 2024.

Option Exercises and Stock Vested

The following table provides information regarding options exercised and the vesting of equity awards held by each of our named executive officers during the year ended December 31, 2024.

	Option Exercises and Stock Vested

	Option Awards		Stock Awards

	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise¹	Acquired on Vesting	on Vesting²
Name	(#)	($)	(#)	($)
David R. Melville, III			33,060	736,577

Gregory Robertson	15,000	112,950	12,120	270,034

Phillip Jordan	7,500	23,250	12,120	270,034

Keith Mansfield	40,000	342,800	12,120	270,034

Norman "Jerry" Vascocu			10,793	250,612
¹ Represents the total gain realized on options exercised.

² Value realized calculated by multiplying the number of shares vested during the fiscal year ended December 31, 2024, by the price of a share of our common stock on the vesting date. The value realized is pre-taxed.

Pension Benefits

The following table presents information relating to each NEO’s contributions, earnings and withdrawals with respect to b1BANK’s Supplemental Executive Retirement Plan (“SERP”) during 2024. Additional information about the SERP is described below under “Supplemental Executive Retirement Plan.”

Pension Benefits

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		(#)	($)	($)
David R. Melville, III	Supplemental Executive Retirement Plan - Business First Bank	20	1,049,795

Gregory Robertson	Supplemental Executive Retirement Plan - Business First Bank	13	334,254

Phillip Jordan	Supplemental Executive Retirement Plan - Business First Bank	16	266,745

Keith Mansfield	Supplemental Executive Retirement Plan - Business First Bank	9	167,002

Norman "Jerry" Vascocu	Supplemental Executive Retirement Plan - Business First Bank	2	78,904
The present values disclosed in the Pension Benefits Table above are as of December 31, 2024 based on the following assumptions:
•	Discount rate of 6 percent as of December 31, 2024.
•	Lump sum mortality was assumed to be the 2013 417(e) table as of December 31, 2024.
•	A retirement date at the normal retirement age which is age 65.

Employment Agreements

b1BANK is a party to an employment agreement with David R. Melville, III. A summary description of the employment agreement for Mr. Melville is set forth below.

On November 6, 2019, the Bank entered into an Amended and Restated Executive Employment Agreement with David R. Melville, III, which amended and restated the existing Executive Employment Agreement, dated August 6, 2009, by and between the Bank and Mr. Melville. The following summary of the key provisions of the employment agreement is qualified by the full text of the employment agreement.

The employment agreement with Mr. Melville provides for an initial five-year term, and thereafter the employment agreement automatically renews for a one-year term unless either the Bank or Mr. Melville gives notice to the other party at least 90 days advance notice of termination of the agreement. The employment agreement provides for Mr. Melville to receive a base salary of not less than $500,000 annually, as well as for Mr. Melville’s participation in benefit plans and incentive bonus plans offered by the Bank. Mr. Melville is also entitled to paid vacation, a vehicle allowance, a country club membership, and health insurance.

If Mr. Melville’s employment is terminated by the Bank without cause (as defined in the employment agreement) during the term of the agreement or if Mr. Melville terminates his employment for good reason (as defined in the employment agreement), he will be entitled to payment of an amount equal to three times the sum of (a) his then current annual base salary, plus (b) his average incentive bonus compensation for the three previous years, plus certain continued benefits. In addition, if Mr. Melville is terminated by the Bank without cause or if he terminates his employment for good reason, either three months prior to a change in control (as defined in the employment agreement) of the Company or the Bank or within 24 months following such a change-in-control, Mr. Melville will be entitled to payment of an amount equal to three times the sum of (a) his then current annual base salary, plus (b) his average incentive bonus compensation for the three previous years, plus certain continued benefits.

During the two-year period following the expiration or termination of the employment agreement, Mr. Melville has agreed to certain non-solicitation and non-competition terms that inure to the benefit of the Bank. The employment agreement also contains other customary covenants and conditions.

Change in Control Agreements

On October 29, 2019, the Company entered into a Change in Control Agreement with Mr. Mansfield and on November 6, 2019, the Company and the Bank entered into Change in Control Agreements with Messrs. Robertson and Jordan. The Change in Control Agreements replaced the existing change in control agreements to which each of Messrs. Robertson, Jordan and Mansfield were a party. On November 16, 2022, the Company entered into a Change in Control Agreement with Mr. Vascocu. The following summary of the key provisions of the change in control agreements are qualified by the full text of the agreements.

Each agreement generally provides that, in the event that the officer is terminated by the Company or the Bank without cause (as defined in the change in control agreement), or if the officer terminates his employment for good reason (as defined in the change in control agreement), in either case during the period beginning three months before and ending 24 months after a change in control (as defined in the change in control agreement) of the Company or the Bank, the officer would be due a one-time payment equal to two times the sum of (a) the officer’s annual base salary, plus (b) the officer’s average incentive bonus compensation for the three previous years, plus certain continued benefits. The officer’s right to such a payment upon a change in control is subject to his or her compliance, during the two-year period following such change in control, with certain non-solicitation and non-competition terms that inure to the benefit of the Company and the Bank. In the event the officer is terminated outside of the prescribed period, or if he or she is terminated with cause or terminates his or her employment without good reason during the prescribed period, the officer would not be entitled to such payment.

Other Employment Arrangements

On October 13, 2022, the Compensation Committee approved a one-time bonus award to Mr. Vascocu as a newly hired executive, which was evidenced by the execution of a Retention Bonus Agreement dated November 21, 2021 (“Retention Bonus”). The Retention Bonus provides for an aggregate bonus payment of $500,000, payable in five equal installments on each of the first, second, third, fourth, and fifth anniversaries of the effective date of the Retention Bonus Agreement, provided Mr. Vascocu remains employed by the Company on such dates. Fifty percent of the Retention Bonus will be paid in cash and the other fifty percent will be paid in Company stock. Mr. Vascocu will be entitled to any unpaid amounts of the Retention Bonus in the event of his death, disability, or termination without cause.

The Compensation Committee believes that the Company and its shareholders benefit from having had, and continuing to have, a strong executive management team. The Compensation Committee determined that it was in the best interests of the Company and its shareholders that the Retention Bonus be structured to incentivize Mr. Vascocu to remain a part of the Company. As a result, the Compensation Committee determined that any one-time bonus for Mr. Vascocu would be structured with a considerable retentive element that was dependent on Mr. Vascocu continuing to be employed by the Company in order for future installments of the Retention Bonus to be paid.

In addition to the employment agreement described above, b1BANK has entered into employment and/or compensation arrangements with certain of its officers with varying terms taking into consideration the nature of the position and the particular individual’s skills and experience. Our overall executive compensation program is designed to attract, motivate, reward, and retain key members of our management. A major goal of our compensation program is to align the compensation structure for our executives with shareholders’ interests and current market practices.

All of our officers serve at the pleasure of our board of directors. If any of these individuals leaves his or her respective position, our business, financial condition, and results of operations may suffer.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments that would be made to each of the NEOs in various termination scenarios based on compensation, benefit and equity levels in effect on December 31, 2024. The amounts shown are estimates and assume that the termination occurred on December 31, 2023. The actual amounts to be paid can only be determined at the time of a NEO’s actual termination of employment. In accordance with SEC regulations, the following table does not report any amount to be provided to a NEO that does not discriminate in scope, terms or operation in favor of the Company’s executive officers and which is available generally to all salaried employees, and excludes (i) amounts accrued through December 31, 2024, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under the 401(k) plan and already vested equity awards.

The amounts shown for Mr. Melville in the table below are determined based on his employment agreement in effect as of December 31, 2024. The amounts shown for Messrs. Robertson, Vascocu, Jordan and Mansfield in the table below are determined based on their respective change in control agreements in effect as of December 31, 2024.

Potential Payments Upon Termination or Change-In-Control
		Involuntary or Good Reason Termination without CIC	Involuntary or Good Reason Termination with CIC
		Involuntary	Involuntary
		Not for	or Good
		Cause	Reason	Death or
Name	Compensation Component	Termination	Termination¹	Disability
David R. Melville, III²
	Base Salary	775,500	775,500
	Bonus	583,826	583,826
	Cash Severance³	4,077,978	4,077,978
	Accelerated Vesting of Equity Awards⁴	1,679,110	1,679,110	769,252
	Health and Welfare Benefits⁵	21,964	21,964
	Total:	5,779,051	5,779,051
Gregory Robertson
	Base Salary		425,000
	Bonus		215,533
	Pro-rata bonus
	Cash Severance³		1,921,600
	Accelerated Vesting of Equity Awards⁴		618,136	285,527
	Health and Welfare Benefits⁵		24,798
	Total:		2,564,535
Philip Jordan
	Base Salary		425,000
	Bonus		215,533
	Cash Severance³		1,921,600
	Accelerated Vesting of Equity Awards⁴		618,136	285,527
	Health and Welfare Benefits⁵		22,540
	Total:		2,562,277
Keith Mansfield
	Base Salary		425,000
	Bonus		215,533
	Cash Severance³		1,921,600
	Accelerated Vesting of Equity Awards⁴		618,136	285,527
	Health and Welfare Benefits⁵		24,798
	Total:		2,564,535
Norman "Jerry" Vascocu
	Base Salary		489,000
	Bonus		209,400
	Cash Severance³		2,395,200⁶
	Accelerated Vesting of Equity Awards⁴		726,179	393,570
	Health and Welfare Benefits⁵		32,837
	Total:		2,854,217

¹ The NEOs' agreements included a "cutback" provision under which the executive's change in control benefits will be reduced to avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code only if such a reduction would cause the executive to receive more after-tax compensation than without a reduction. The amounts shown in this column do not reflect any reduction that might be made in this regard.

² If during the term of his employment agreement, Mr. Melville's employment is terminated due to disability, as defined in the employment agreement, or if he dies, he or his designated beneficiary, spouse or estate will be entitled to accrued but unpaid compensation up to the date of termination.

³ The executive must sign a general release in order to be entitled to receive these amounts. In the case of the NEOs other than Mr. Melville, the Company has the right to retain these amounts if the executive breaches the confidentiality, non-solicitation or non-competition covenants contained in the executive's change in control agreement.

⁴ The value of the restricted stock upon vesting is based on the closing market price per share of $25.70 as of December 31, 2024.

⁵ Mr. Melville is entitled to 12 months of continuing coverage under any benefit plans provided to Mr. Melville on the same premium cost sharing basis prior to termination if his employment is terminated by the Company without cause, because of a change in control, or if he resigns for good reason. The other NEOs are entitled to 18 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination if within 3 months prior to the change in control or within two years following the change in control the executive's employment is terminated by the Company other than due to death, disability or for cause or if he resigns not for good reason.

⁶ Mr. Vascocu's severance includes the unpaid amount of the Retention Bonus owed to Mr. Vascocu as of December 31, 2024.

Equity Incentive Plans

In 2006, our board of directors adopted the 2006 Stock Option Plan pursuant to which we were permitted to issue stock options to purchase up to 1,500,000 shares of our common stock, all of which could be issued as either incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. Although our 2006 Stock Option Plan expired on December 22, 2016 and we are no longer permitted to issue additional stock options under this plan, as of December 31, 2024, we had 120,608 outstanding and unexercised stock options, all of which are vested, that have been issued to our executive officers and key personnel and remain subject to the terms and conditions of the 2006 Stock Option Plan until they are exercised or forfeited. As of December 31, 2024, the weighted average exercise price of the stock options issued under our 2006 Stock Option Plan was $18.59.

On June 29, 2017, the Company’s shareholders approved its 2017 Equity Incentive Plan (the “2017 Plan”). The 2017 Plan reserved 500,000 shares of common stock for grant, award or issuance, including incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock-based awards to eligible participants, which included the Company’s employees, directors and consultants. On June 23, 2022, Company shareholders approved an additional 400,000 shares to be reserved for future awards under the 2017 Plan. In addition, the number of shares issuable under the Plan was increased by 143,908 shares as a result of the assumption of options to purchase shares of TCBI common stock that were converted into options to purchase shares of Company common stock upon consummation of TCBI acquisition on March 1, 2022.

On May 22, 2024, the Company's shareholders approved the Business First Bancshares, Inc. 2024 Equity Incentive Plan (the “2024 Plan"). The authorized share pool under the 2024 Plan is comprised of 645,000 shares, plus any shares that were available for issuance under the 2017 Plan and any underlying awards outstanding under the 2017 Plan as of the effective date of the 2024 Plan that were terminated or cancelled without having been exercised or were forfeited, cancelled, or repurchased by the Company. In addition, the number of shares issuable under the 2024 Plan were increased by 207,293 shares as a result of the assumption of options to purchase shares of Oakwood common stock that were converted into options to purchase shares of Company common stock upon consummation of the Oakwood acquisition on October 1, 2024. In total, the 2024 Plan has reserved 852,293 shares of common stock for grant, award or issuance to eligible participants, all of which may be subject to incentive stock option treatment. The Plan is administered by the Compensation Committee of the Company’s board of directors, which determines, within the provisions of the Plan, those eligible participants to whom, and the times at which, grants and awards will be made. As of December 31, 2024, 160,336 awards have been granted under the 2024 Plan and 484,664 shares of common stock remain available for grant.

Our Plan is intended to provide certain of our officers, directors, and employees the opportunity to acquire a proprietary interest in our success by granting various types of equity grants and awards to such individuals. Specifically, the plans are intended to advance our interests by (1) enabling us to attract and retain the best available individuals for positions of substantial responsibility; (2) providing additional incentive to such persons by affording them an opportunity for equity participation in our business; and (3) rewarding officers, directors and employees for their contributions.

Our Plan is administered by the Compensation Committee of our board of directors. Compensation Committee has authority with respect to the plan to:

●	modify the requirements of the plan to conform with the law or to meet special circumstances not anticipated or covered in the plan;

●	establish policies; and

●	adopt rules and regulations and prescribe forms for carrying out the purposes and provisions of the plan.

Under the plan, the aggregate fair market value (determined as of the date an option is granted) of the shares with respect to which Incentive Stock Options are exercisable for the first time by any optionee during any calendar year may not exceed $100,000. The option price to be paid upon exercise of an Incentive Stock Option or a Non-Qualified Option is determined by the Compensation Committee, but in no event may such price be less than the fair market value per share of our common stock on the date of the grant.

The Compensation Committee has the discretion to fix the period during which any option (including Incentive Stock Options and Non-Qualified Options) may be exercised, provided that no options may be exercised more than 10 years after the date of grant. However, expiring options may be amended and extended at the discretion of the Compensation Committee. Each option may be exercised upon such terms and conditions as the Compensation Committee determines. In making any determination as to whom options shall be granted, and as to the number of shares to be covered by such options, the Compensation Committee considers the duties of the respective officers, directors and employees, their present and potential contributions to our success, profitability and growth, and such other factors as the committee deems relevant in connection with accomplishing the purposes of the Plan.

Supplemental Executive Retirement Plan

b1BANK maintains a Supplemental Executive Retirement Plan (“SERP”) which provides a select group of management with salary continuation benefits upon their retirement, or death benefits to their named beneficiary in the event of their death. The SERP, which was established August 1, 2009, is an unfunded nonqualified deferred compensation plan where certain executives of b1BANK are selected to participate in the plan at the discretion of the board of directors. Prior to 2021, SERP benefits were based upon the position and salary of the executive officer at retirement, disability, or death. Normal retirement benefits under the plan for certain Tier I executive officers are equal to 50% of the participant’s average compensation, payable over the longer of 180 months or the participant’s life. Normal retirement benefits under the plan for certain Tier II executives are equal to 25% of the participant’s average compensation, payable over 180 months. Normal retirement benefits under the Plan for participants added after 2021 are equal to a fixed dollar amount stated in the participant’s participation agreement, payable over 180 months. The SERP is administered by The Pangburn Group, who also provide guidance to b1BANK relating to the valuation method and assumptions.

Benefits are also available in the event of death, disability, or early retirement. Under the early retirement provisions for certain executives, if separation from service occurs after reaching early retirement age and prior to normal retirement age, b1BANK will pay the executive a reduced benefit equal to the vested accrued benefit calculated as of the early retirement date, payable in 180 equal monthly installments beginning on the normal retirement date. For other executives, instead of an early retirement benefit, the separation from service benefit prior to normal retirement age provides the executive with a separation from service benefit equal to the participant’s vested accrued benefit payable in 180 equal monthly installments commencing within 30 days of the date of separation. The early retirement age means the date the executive attained age fifty-five and completed 10 years of service. The normal retirement age is the date the executive attained age sixty-five.

In the event the participant dies prior to the commencement of benefits under the plan, the executive’s beneficiary will be entitled to a survivor’s benefit which equals the amount of the vested accrued benefit, calculated as of the date of death, and payable in a single lump sum within 90 days following the date of death. If the executive dies after the commencement of benefits but prior to receiving all such payments due and owing under the plan, the unpaid balance of the payments will continue to be paid to the executive’s beneficiary for the remainder of the payout period.

If the participant becomes disabled prior to commencement of benefits under the plan, a disability benefit equal to the executive’s vested accrued benefit calculated as of the disability date shall be payable in 180 equal monthly installments commencing within 30 days of the disability determination date.

Upon a change of control prior to separation from service, the participant shall become 100% vested in his or her accrued benefit, calculated as of the effective date of the change of control. b1BANK will pay the executive the change of control benefit in a single lump sum amount within 30 days following that date.

For purposes of calculating the participant’s vested accrued benefit, the executive shall become 100% vested upon completion of ten years of service and the attainment of age fifty-five. Prior to the completion of ten years of service and the attainment of age fifty-five, the participant shall be zero percent vested. However, in the event of a participant’s death or disability, or a change in control, the executive shall become one hundred percent vested.

The benefits under the SERP will be paid out of the general unrestricted assets of b1BANK. The Bank has elected to purchase life insurance contracts, more specifically Bank Owned Life Insurance (“BOLI”), each of which may be used as a source of liquidity to fund these future benefits. b1BANK is the owner and beneficiary of these life insurance policies, which are general assets of the Bank.

Director Compensation

Non-employee director compensation is determined by the Board, based on the recommendation of the Compensation Committee. Directors who are employed by b1BANK receive no compensation for Board or committee service. During 2024, each non-employee director who served on the Board also served on the Bank Board. Following the naming of our first Lead Director and based on the advice of McLagan the board set the annual cash retainer for the Lead Director at $65,000. The annual cash retainer for all other directors is $25,000. The directors, including the Lead Director, also receive an additional monthly retainer for any committees they chair or on which they serve determined by the responsibilities and expectations of such committee. In addition to their cash retainer, all directors, including the Lead Director, receive an annual equity retainer valued at $25,000. These equity grants are subject to a one year vesting restriction. The number of shares to be granted is determined based on the closing price of the Company’s common stock on the day before the grant date.

The following table sets forth compensation paid, earned or awarded during 2024 to each of our directors and the directors of b1BANK, other than directors who are also named executive officers, whose compensation is described in the “Summary Compensation Table” above.

Director Compensation
					Change in
					Pension Value
	Fees			Non-Equity	and Nonqualified
	Earned or			Incentive	Deferred
	Paid in	Stock	Option	Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
James J. Buquet, III	36,874	25,014¹					61,888
Carol M. Calkins	35,874	25,014¹					60,888
Ricky D. Day	34,540	25,014¹					59,554
John Ducrest	37,186	25,014¹					62,200
Mark Folse	52,674	25,014¹					77,688
Robert S. Greer, Jr.	43,641	0					43,641
J. Vernon Johnson	35,874	25,014¹					60,888
Rolfe H. McCollister, Jr.	50,540	25,014¹					75,554
Andrew D. McLindon	35,874	25,014¹					60,888
Patrick E. Mockler	44,474	25,014¹					69,488
David A. Montgomery, Jr.	34,940	25,014¹			16,533		76,487
Arthur J. Price	45,774	25,014¹					70,788
Aimee Quirk	28,534	33,359¹					61,893
Zeenat Sidi	13,009	16,667¹					29,676
Kenneth Wm. Smith	30,007	25,014¹			14,067		69,088
Keith A. Tillage	32,874	25,014¹					57,888
Steven G. White	43,674	25,014¹					68,688

¹ The dollar amount of our stock awards reflects the aggregate fair value determined as of the grant date in accordance with Financial Accounting Standards Codification Topic 718, Stock Compensation. The market value at the grant date was based on the closing price of our common stock on the date of approval prior to the grant date.

Directors have been and will continue to be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Directors are also entitled to the protection provided by the indemnification provisions in our current articles of incorporation and bylaws.

CEO Pay Ratio

The guiding principles of compensation set forth by the Compensation Committee and described in the CD&A form the foundation for the Company’s compensation and benefits philosophy for all employees. Accordingly, our compensation and benefit programs are designed to encourage and reward all employees who contribute to our success. We strive to ensure that the compensation of every employee reflects the level of their job impact and responsibilities and is benchmarked to be competitive in the market where the associate is geographically located. The Company’s employees are primarily residents of Louisiana, Texas, and Mississippi, where the Company has physical locations. As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing the following ratio of the median annual total compensation of our employees (excluding our Chief Executive Officer from this median calculation) and the annual total compensation of our CEO. The pay ratio below is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions. As a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies, including those within our peer groups and industry as those other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

•	The median of the annual total compensation of all employees of our Company (other than our Chief Executive Officer) was $61,014; and
•	The total annual compensation of our Chief Executive Officer was $3,116,949, as reported in the Summary Compensation Table.

Based on this information, for 2024 the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 51:1. To identify the median of the annual total compensation of all our employees, we took the following steps:

1.

We identified our median employee based on our employee population as of December 31, 2024. We were unable to utilize our median employee from last year because said employee transitioned to a part-time role in 2024.

2.

To identify the “median employee” from our employee population, we compared the wages of our employees as reflected in our payroll records and reported on Form W-2 for 2024. We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation.

3.	Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying our “median employee.”
4.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2024 in accordance with the requirements of the pay ratio rules, resulting in annual total compensation of $61,014. This amount is different (greater) than the amount reported to our median employee in Box 1 of Form W-2 because it includes some non-taxable items, such as medical, dental, and vision insurance premiums. We calculated the annual total compensation of our median employee on this basis because it permits us to more accurately compare the total compensation received by this employee to the total compensation of our CEO.

5.

With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table, as required under the pay ratio rules.

PAY VERSUS PERFORMANCE DISCLOSURE

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for First PEO[1] ($)	Compensation Actually Paid to First PEO[1,2,3] ($)	Average	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] ($)	Value of Initial		Net Income ($ Millions)	Core ROA(%)⁵
					TSR ($)	Peer Group TSR ($)
2024	3,116,949	3,089,262	1,370,054	1,358,985	115.62	111.53	65.1	0.94
2023	2,397,380	2,416,757	1,012,923	1,023,914	108.23	101.77	71.0	1.17
2022	2,521,035	2,034,441	924,152	743,868	94.65	106.02	54.3	1.05
2021	2,025,480	2,180,523	898,880	878,009	118.63	117.08	52.1	1.22
2020	1,744,682	1,320,084	753,828	590,899	83.73	87.90	30.0	1.09

1. David R. Melville was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021 - 2022	2023 - 2024
Gregory Robertson	Gregory Robertson	Gregory Robertson
Philip Jordan	Philip Jordan	Philip Jordan
	Keith Mansfield	Keith Mansfield
Jerry Vascocu Jr

2. The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

3. Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2024	3,116,949	(1,512,689)	1,485,002	3,089,262

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non- PEO NEOs ($)	Average Inclusion of Equity Values for Non- PEO NEOs ($)	Average Compensation Actually Paid to Non- PEO NEOs ($)
2024	1,370,054	(605,466)	594,397	1,358,985

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2024	1,280,913	16,269	218,478	(55,112)	—	24,454	1,485,002

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2024	503,798	5,775	94,179	(18,190)	—	8,835	594,397

4. The Peer Group TSR set forth in this table utilizes the KBW Nasdaq Regional Bank Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2024. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the KBW Nasdaq Regional Bank Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

5. We determined Core ROA to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2024. Core ROA is a non-GAAP measure. For more information on Core ROA, please see the “Annual Cash Bonuses” section of the Compensation Discussion & Analysis in this proxy statement. Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the cumulative TSR over the five most recently completed fiscal years for the Company and the KBW Nasdaq Regional Bank Index TSR over the same period.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the five most recently completed fiscal years.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Core ROA

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Core ROA during the five most recently completed fiscal years.

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs for 2024 to Company performance. The measures in this table are not ranked.

Core ROA Core Efficiency Ratio Classified Assets Coverage Ratio Earnings Per Share Pre-tax Pre-provision Net Revenue ROATCE

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Regarding Related Person Transactions

Transactions by b1BANK or us with related persons are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve’s Regulation W (which govern certain transactions by b1BANK with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by b1BANK to its executive officers, directors, and principal shareholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our board of directors has adopted a written policy governing the approval of related person transactions that complies with all applicable requirements of the SEC and the Nasdaq Global Select Market concerning related person transactions. Related person transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related person has or will have a direct or indirect material interest. Related persons of Business First Bancshares, Inc. include directors (including nominees for election as directors), executive officers, beneficial holders of more than five percent of our capital stock and the immediate family members of these persons. Our executive management team, in consultation with outside counsel, as appropriate, will review potential related person transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Nominating/Corporate Governance Committee for approval. In determining whether to approve a related person transaction, the Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related person’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related person, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. Our Related Person Transactions Policy is available on our website at www.b1bank.com under “Shareholder Info.”

Related Person Transactions

Since January 1, 2019, other than the compensation arrangements with directors and executive officers described in the “Executive Compensation” section above and the arrangement described under “Ambassador Agreement” and Ordinary Banking Relationships” below, there have been no transactions, and no such transactions are proposed, in which:

●	we have been or are to be a participant;

●	the amount involved exceeds or will exceed $120,000; and

●

any of our directors, executive officers, or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Ordinary Banking Relationships

Certain of our officers, directors, and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have participated in transactions with, b1BANK or us in the ordinary course of business. These transactions include deposits, loans and other financial services related transactions. Such related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. As of the date of this Report, no related party loans were categorized as nonaccrual, past due, restructured, or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors, and principal shareholders, as well as their immediate family members and affiliates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 17, 2025 (except where otherwise noted), by (1) our directors and executive officers, (2) each person who is known by us to own beneficially 5% or more of our common stock and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, our management believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. Unless otherwise indicated below, the address for each of the listed beneficial owners is 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801.

	Number of Shares Beneficially Owned		Percentage Beneficially Owned (1)
5% Holders
Blackrock, Inc.(2)	2,280,697		7.72%
The Vanguard Group(3)	1,618,636		5.48%
Directors
James J. Buquet, III(4)	37,376	(18)	*
Carol M. Calkins	6,000	(18)	*
Ricky D. Day	264,285	(18)	*
John P. Ducrest(5)	17,527	(18)	*
Mark P. Folse(6)	63,286	(18)	*
William G. Hall(7)	36,886		*
J. Vernon Johnson(8)	183,057	(18)	*
Rolfe H. McCollister, Jr.(9)	97,280	(18)	*
Andrew D. McLindon	41,814	(18)	*
David R. Melville, III(10)	286,340		*
Patrick E. Mockler	18,047	(18)	*
David A. Montgomery, Jr.	13,252	(18)	*
Arthur J. Price(11)	21,664	(18)	*
Aimee Quirk	1,517	(18)	*
Zeenat Sidi	658	(19)	*
Kenneth Wm. Smith	52,064	(18)	*
Keith A. Tillage	5,393	(18)	*
Steven G. White(12)	43,663	(18)	*
Non-Director Executive Officers
Philip Jordan(13)	105,862		*
Gregory Robertson(14)	95,541		*
Keith Mansfield(15)	106,149		*
Jerry Vascocu(16)	57,291		*
Other Executive Officers(17)	125,033		*
Directors and Executive Officers as a group (26 persons).....	1,679,985		5.68%

*Indicates ownership which does not exceed 1.0%.

(1)

The percentage beneficially owned was calculated based on 29,558,238 shares of our common stock issued and outstanding as of March 17, 2025 (rounded to the nearest tenth of a percent). Percentages assume exercise of all options that are vested or will vest within 60 days with respect to each reporting person only.

(2)

Represents shares of the Company’s common stock beneficially owned at December 31, 2024, based on the Schedule 13G/A filed by BlackRock, Inc. on February 7, 2025. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power with respect to 2,210,811 shares and sole dispositive power with respect to 2,280,697 shares of the Company’s common stock. The mailing address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(3)

Represents shares of the Company’s common stock beneficially owned at December 31, 2024, based on the Schedule 13F-HR filed by The Vanguard Group on February 11, 2025. According to the Schedule 13F-HR, The Vanguard Group has sole voting power with respect to 0 shares and sole dispositive power with respect to 1,575,236 shares of the Company’s common stock. The mailing address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Includes (i) 3,689 shares held by Mary Mercer Buquet Trust No. 2, (ii) 33,686.91 shares held jointly with spouse; and (iii) 3,000 shares of Series A preferred stock. Mr. Buquet disclaims any beneficial ownership of such shares owned by the trust except to the extent of his pecuniary interest.

(5)	Includes 6,036 shares held by Mr. Ducrest’s spouse.
(6)	Includes 250 shares of Series A preferred stock.
(7)

Includes (i) 14,939 shares held by Align Opportunities, LP, a company controlled by Mr. Hall; (ii) vested options to purchase 2,045 shares of common stock, (iii) 72 shares held by William G. Hall in escrow, and (iv) 3,550 shares held by Align Opportunities, LP in escrow. The escrow shares are subject to forfeiture during the escrow period, which shall be until the later of (i) the date that certain threatened or future litigation directly or indirectly arising out of, involving, or related to Oakwood's banking subsidiary, Oakwood Bank, and a former customer of Oakwood Bank is fully and finally resolved or (ii) two (2) years from the closing date of the Merger.

(8)	Includes 100 shares of Series A preferred stock.
(9)	Includes 5,000 shares held by Mr. McCollister’s spouse.
(10)

Includes (i) units of employer stock fund through Business First’s 401(k) plan equivalent to approximately 13,786 shares as of December 31, 2024, (ii) 15,494 shares of restricted stock granted on 2/1/2023, which will vest on 3/31/2025, and (iii) 19,909 shares of unvested restricted stock granted on 2/1/2024, of which , 9,806 shares will vest on 3/31/2025, and the remaining 10,103 shares will vest on 3/31/2026, (iv) 14,966 time-based restricted stock units granted on 12/12/2024, of which 4,938 units will vest on 12/12/2025, 4,938 units will vest on 12/12/2026, and the remaining 5,090 units will vest on 12/12/2027, (v) 14,966 performance restricted stock units granted on 12/12/2024 that will vest on 12/12/2027 after performance conditions have been met, (vi) 16,293 time-based restricted stock units granted on 3/1/2025, of which 5,376 units will vest on 3/1/2026, 5,376 units will vest on 3/1/2027, and the remaining 5,541 units will vest on 3/1/2028, and (vii) 16,293 performance restricted stock units granted on 3/1/2025 that will vest on 3/1/2028 after performance conditions have been met.. Mr. Melville has irrevocably elected to defer the reported time-based restricted stock units granted on 12/12/2024 and 3/1/2025, and the reported performance-based restricted stock units granted on 12/12/2024 and 3/1/2025 under the b1BANK Deferred Compensation Plan. Total includes 96,288 pledged shares.

(11)	Includes 11,000 shares held by PEMP Investments, LLC, a company controlled by Mr. Price and 100 shares of Series A preferred stock.
(12)

Includes 29,749 shares held by William A. Robinson Foundation, an entity for which Mr. White serves as Chairman and substitute trustee and as such shares voting and investment power over such shares. Mr. White disclaims any beneficial ownership of such shares except to the extent of his pecuniary interest.

(13)

Includes (i) 5,500 shares of restricted stock granted on 2/1/2023, which will vest on 3/31/2025, (ii) 7,442 shares of unvested restricted stock granted on 2/1/2024, of which 3,666 shares will vest on 3/31/2025, and the remaining 3,776 shares will vest on 3/31/2026, (iii) units of employer stock fund through Business First’s 401(k) plan equivalent to approximately 14,993 shares; (iv) 4,000 units held by Mr. Jordan’s individual retirement account, (v) 5,555 time-based restricted stock units granted on 12/12/2024, of which 1,833 units will vest on 12/12/2025, 1,833 units will vest on 12/12/2026, and the remaining 1,889 units will vest on 12/12/2027, (vi) 5,555 performance restricted stock units granted on 12/12/2024 that will vest on 12/12/2027 after performance conditions have been met, (vii) 5,838 time-based restricted stock units granted on 3/1/2025, of which 1,926 units will vest on 3/1/2026, 1,926 units will vest on 3/1/2027, and the remaining 1,986 units will vest on 3/1/2028, and (viii) 5,838 performance restricted stock units granted on 3/1/2025 that will vest on 3/1/2028 after performance conditions have been met. Mr. Jordan has irrevocably elected to defer the reported time-based restricted stock units granted on 12/12/2024 and the reported performance based restricted stock units granted on 12/12/2024 under the b1BANK Deferred Compensation Plan.

(14)

Includes (i) 5,500 shares of restricted stock granted on 2/1/2023, which will vest on 3/31/2025; and (ii) 7,442 shares of unvested restricted stock granted on 2/1/2024, of which 3,666 shares will vest on 3/31/2025, and the remaining 3,776 shares will vest on 3/31/2026, (iii) 5,555 time-based restricted stock units granted on 12/12/2024, of which 1,833 units will vest on 12/12/2025, 1,833 units will vest on 12/12/2026, and the remaining 1,889 units will vest on 12/12/2027, (iv) 5,555 performance restricted stock units granted on 12/12/2024 that will vest on 12/12/2027 after performance conditions have been met, (v) 5,838 time-based restricted stock units granted on 3/1/2025, of which 1,926 units will vest on 3/1/2026, 1,926 units will vest on 3/1/2027, and the remaining 1,986 units will vest on 3/1/2028, and (vii) 5,838 performance restricted stock units granted on 3/1/2025 that will vest on 3/1/2028 after performance conditions have been met. Total includes 4,083 shares pledged at LPL Financial with a control agreement to BOM Bank dated 2/13/2024 with a maturity date of 2/13/2029.

(15)

Includes (i) 5,500 shares of restricted stock granted on 2/1/2023, which will vest on 3/31/2025, (ii) 7,442 shares of unvested restricted stock granted on 2/1/2024, of which 3,666 shares will vest on 3/31/2025, and the remaining 3,776 shares will vest on 3/31/2026, (iii) 5,555 time-based restricted stock units granted on 12/12/2024, of which 1,833 units will vest on 12/12/2025, 1,833 units will vest on 12/12/2026, and the remaining 1,889 units will vest on 12/12/2027, (iv) 5,555 performance restricted stock units granted on 12/12/2024 that will vest on 12/12/2027 after performance conditions have been met, (v) 5,838 time-based restricted stock units granted on 3/1/2025, of which 1,926 units will vest on 3/1/2026, 1,926 units will vest on 3/1/2027, and the remaining 1,986 units will vest on 3/1/2028, (vi) 5,838 performance restricted stock units granted on 3/1/2025 which will vest on 3/1/2028 after performance conditions are met, and (vii) 27,000 shares held by Mr. Mansfield’s individual retirement account.

(16)

Includes (i) 5,500 shares of unvested restricted stock granted on 2/1/2023, which will vest on 3/31/2025, (ii) 7,442 shares of unvested restricted stock granted on 2/1/2024, of which 3,666 shares will vest on 3/31/2025, and the remaining 3,776 shares will vest on 3/31/2026, (iii) 7,657 time-based restricted stock units granted on 12/12/2024, of which 2,526 units will vest on 12/12/2025, 2,526 units that will vest on 12/12/2026, and the remaining 2,605 units will vest on 12/12/2027, (iv) 7,657 performance restricted stock units granted on 12/12/2024 which will vest on 12/12/2027 after performance conditions have been met, (v) 8,047 time-based restricted stock units granted on 3/1/2025, of which 2,655 units will vest on 3/1/2026, 2.655 units will vest on 3/1/2027, and the remaining 2,737 units will vest on 3/1/2028, (vi) 8,047 performance restricted stock units granted on 3/1/2025 that will vest on 3/1/2028 after performance conditions are met. Mr. Vascocu has irrevocably elected to defer the reported time-based restricted stock units granted on 12/12/2024 and 3/1/2025, and the reported performance-based restricted stock units granted on 12/12/2024 under the b1BANK Deferred Compensation Plan.

(17)

Includes (i) 11,213 shares of restricted stock granted on 2/1/2023, which will vest on 3/31/2025, and (ii) 18,703 shares of unvested stock granted on 2/1/2024, of which 9,613 shares will vest on 3/31/2025, and the remaining 9,090 shares will vest on 3/31/2026, (iii) 15,142 time-based restricted stock units granted on 12/12/2024 of which, 4,995 units will vest on 12/12/2025, 4,995 units will vest on 12/12/2026, and 5,152 units will vest on 12/12/2027, (iv) 15,142 performance restricted stock units granted on 12/12/2024 which will vest on 12/12/2027 after performance conditions have been met, (v) 15,912 time-based restricted stock units granted on 12/12/2024, of which 5,250 units will vest on 3/1/2026, 5,250 units will vest on 3/1/2027, and the remaining 5,412 units will vest on 3/1/2028, (vi) 15,912 performance restricted stock units which will vest on 3/1/2028 after performance conditions have been met. Ms. Manning has irrevocably elected to defer the reported time-based restricted units granted on 3/1/2025 and the reported performance-based restricted units granted on 3/1/2025 under the b1BANK Deferred Compensations Plan. Ms. Strong has irrevocably elected to defer 50% of the reported time-based restricted units granted on 3/1/2025 and 50% of the reported performance-based restricted stock units granted on 3/1/2025 under the b1BANK Deferred Compensation Plan. Total includes 6,799 shares of employer stock through Mr. Carter’s 401(k) plan.

(18)	Includes 1,149 shares of unvested restricted stock which will vest on 4/26/2025.
(19)	Represents unvested restricted stock that was pro-rated for service from August 2024 to March 2025 which will vest on 4/26/2025.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of our outstanding common stock to file reports of ownership and changes in ownership of our equity securities, including our common stock with the SEC. Such persons are required by the SEC’s regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of the reports furnished to us, or written representations from persons that all reportable transactions were reported, we believe that for the fiscal year ended December 31, 2024, our directors, executive officers and shareholders with greater than ten percent of our common stock timely filed all reports they were required to file under Section 16(a).

PROPOSAL TWO – THE SAY-ON-PAY PROPOSAL

Pursuant to Section 14A of the Exchange Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, you are being asked to approve, on a non-binding, advisory basis, the compensation for the Company’s named executive officers, or NEOs, for 2023 as described further in the Executive Compensation section of this proxy statement.

The Say-on-Pay Proposal is intended to give shareholders the opportunity to express their views on the Company’s compensation program for NEOs. This vote is not intended to address any specific NEO or specific item of compensation. Rather, the vote is to address the Company’s overall compensation program and the policies and decisions supporting that program. The Company believes that the current mix of compensation elements provides NEOs with a total compensation package that is reasonable, competitive within the market, reflective of each NEO’s personal performance, and in accordance with the applicable regulatory guidelines and requirements. Further, the current compensation program allows the Company to attract and retain experienced executives who can create long-term shareholder value.

Accordingly, we ask that you indicate your support for the compensation of the Company’s NEOs by casting a non-binding advisory vote “FOR” the following resolution at the Annual Meeting: “Resolved, that the shareholders approve the compensation of the Company’s Named Executive Officers as disclosed pursuant to the compensation rules of the SEC in the compensation tables and narrative discussion.” Because this is an advisory vote, it will not be binding upon the board of directors. However, the Compensation Committee will consider the outcome of the vote when determining future executive compensation arrangements.

Your board of directors recommends a vote “FOR” the Say-on-Pay Proposal to approve, on a non-binding advisory basis, the compensation of the Company’s NEOs. If you submit a completed proxy, the persons named in the enclosed proxy will vote “FOR” the Say-on-Pay Proposal to approve, on a non-binding advisory basis, the compensation of the Company’s NEOs, unless you indicate a vote against the proposal or abstain from voting by marking the proxy to that effect.

PROPOSAL THREE – RATIFICATION OF AUDIT FIRM

Pursuant to the recommendation of the Audit Committee, the Board has appointed Forvis Mazars, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2025.

At the annual meeting, the shareholders will be asked to consider and act upon a proposal to ratify the appointment of Forvis Mazars, LLP. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote and present at the live webcast of the annual meeting or represented by proxy at the annual meeting. Representatives of Forvis Mazars, LLP are expected to be present at the annual meeting, will be given an opportunity to make a statement (if they desire to do so) and are expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of Forvis Mazars, LLP as the Company’s independent registered public accounting firm for the 2025 fiscal year is not required by the Company’s bylaws, state law or otherwise. However, the board of directors is submitting the selection of Forvis Mazars, LLP to the Company’s shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Forvis Mazars, LLP. Even if the selection of Forvis Mazars, LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the 2025 fiscal year if it determines that such a change would be in the best interests of the Company and its shareholders.

Your board of directors unanimously recommends a vote “FOR” the proposal to ratify Forvis Mazars, LLP as the independent auditor for the Company for the year ending December 31, 2025. If you submit a completed proxy, the persons named in the enclosed proxy will vote “FOR” the proposal to ratify the appointment of Forvis Mazars, LLP as the independent auditor for the Company for the year ending December 31, 2025, unless you indicate a vote against the proposal or abstain from voting by marking the proxy to that effect.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following “Report of the Audit Committee” shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

The Audit Committee’s general role is to assist the board of directors in overseeing the financial reporting process and related matters of the Company and its consolidated subsidiaries, including b1BANK. The Audit Committee has adopted a written charter, available on our website at www.b1bank.com under “Shareholder Info,” and during the year the Audit Committee fulfilled its duties and responsibilities as outlined in its charter. Each member of the committee is “independent” as that term is defined by the Nasdaq Stock Market rules applicable to audit committee members. David A. Montgomery, Jr. qualifies as an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K under the Securities Act and has the requisite accounting or related financial expertise required by applicable SEC rules.

The Audit Committee reviewed and discussed with management and Forvis Mazars, LLP the audited financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2024.

The Audit Committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedules with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board, the rules of the Securities and Exchange Commission and other applicable regulations. In addition, the Audit Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, discussed with the independent auditor the independent auditor’s independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and Forvis Mazars, LLP. In giving its recommendation to the board of directors, the Audit Committee has relied on (1) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (2) the reports of Forvis Mazars, LLP with respect to those financial statements.

Based on the review and discussion referenced above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the board of directors:

James J. Buquet, III Carol M. Calkins J. Vernon Johnson	David A. Montgomery, Jr., Chairman Steven G. White

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2025 ANNUAL MEETING

Shareholders interested in submitting a proposal for inclusion in the proxy statement for our 2026 annual meeting may do so by following the procedures set forth in Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by us at our principal executive offices, 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801, addressed to Saundra Strong, Corporate Secretary, not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the May 22, 2025 annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8. However, as the rules of the Securities and Exchange Commission make clear, simply submitting a proposal does not guarantee its inclusion.

In addition, under our bylaws, a shareholder who wishes to nominate an individual for election to our board of directors directly or to propose any business to be considered at an annual meeting (other than matters brought under Rule 14a-8) must deliver advance written notice of that nomination or business to us following certain procedures contained in our bylaws. To be timely, the notice must be received by our Corporate Secretary at our principal executive offices not less than 90 nor more than 120 days before the first anniversary of the date of the 2024 annual meeting, unless our 2024 annual meeting is held on a date that is not within 30 days before or after the first anniversary of the date of the 2024 annual meeting. In that case, to be timely, notice must be delivered in a reasonable amount of time before the Company begins to print and send its proxy materials.

To be in proper form, a shareholder’s notice must include all of the information about the proposal or nominee required by our bylaws. You may obtain a copy of our bylaws upon written request to our Corporate Secretary at our principal executive offices. The chairman of the annual meeting may refuse to acknowledge any director nomination, or the proposal of any business not made in compliance with the procedures contained in our bylaws.

OTHER MATTERS

Our board of directors does not know of any matters to be presented at the meeting other than those set forth in the accompanying notice. However, if any other matters properly come before the annual meeting or any adjournments or postponements thereof, the proxy holders will vote or abstain thereon in their discretion.

COST OF ANNUAL MEETING AND PROXY SOLICITATION

We will bear all costs associated with the 2025 annual meeting, including the cost of soliciting proxies. We may solicit proxies by mail, personal interview, telephone, email, or other electronic means. No director, officer or employee will be paid any additional compensation for any solicitation activities, although we will reimburse to them any out-of-pocket expenses. We may request banks, brokers and other custodians, nominees, and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies and may reimburse these persons for their related expenses. Proxies are solicited to provide all record holders of our common stock with an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the annual meeting.

ANNUAL REPORT ON FORM 10-K

The Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, including any amendments thereto, as filed with the SEC, to any shareholder upon written request to Business First Bancshares, Inc., ATTN: Corporate Secretary, 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801. The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, is also available free of charge on our website, www.b1bank.com, under “Shareholder Info.”

The Company’s Annual Report on Form 10-K, including consolidated financial statements and related notes and any amendments thereto, for the year ended December 31, 2024, as filed with the SEC, accompanies but does not constitute part of this proxy statement.

BUSINESS FIRST
BANCSHARES

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Votes submitted electronically must be received by 11:59 pm, Eastern Time, on May 21, 2025.

Shareholder Meeting Notice

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Important Notice Regarding the Availability of Proxy Materials for the Business First Bancshares, Inc. Shareholder Meeting to be Held on May 22, 2025

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. This proxy statement, along with our 2024 Annual Report, including our Annual Report on Form 10-K for the year ended December 31, 2024, and any amendments thereto, are available free of charge on our website, www.b1bank.com, under "Shareholder Info."

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Shareholder Meeting Notice

Business First Bancshares, Inc.'s Annual Meeting of Shareholders will be held on Thursday, May 22, 2025 at 8:00 a.m. Central Time, both virtually via the Internet at meetnow.global/MXQFT6Q and in person at 500 Laurel Street, Suite 101, Baton Rouge, Louisiana. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 - 3.

1. To elect 16 directors to serve on the board of directors of the Company until the Company's 2026 annual meeting of shareholders or until their successors are duly elected and qualified;
   01 - Carol M. Calkins
   02 - Ricky D. Day
   03 - John P. Ducrest
   04 - Mark P. Folse
   05 - Zeenat Sidi
   06 - J. Vernon Johnson
   07 - Rolfe H. McCollister, Jr.
   08 - William G. Hall
   09 - David R. Melville, III
   10 - Patrick E. Mockler
   11 - David A. Montgomery, Jr.
   12 - Arthur J. Price
   13 - Aimee Quirk
   14 - Alejandro Sanchez
   15 - Keith A. Tillage
   16 - Steven G. White
2. To approve, on a non-binding, advisory basis, the compensation of the Company's NEOs (the "Say-on-Pay Proposal"); and
3. To ratify the appointment of Forvis Mazars, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2025.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select delivery preferences:

Current and future delivery requests can be submitted using the options below.

If you request an email copy, you will receive an email with a link to the current meeting materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

– **Internet** – Go to **www.envisionreports.com/BFST**. Click Cast Your Vote or Request Materials.

– **Phone** – Call us free of charge at 1-866-641-4276.

– **Email** – Send an email to investorvote@computershare.com with "Proxy Materials Business First Bancshares, Inc." in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by May 12, 2025.